EXHIBIT 10.2

                            SHARE PURCHASE AGREEMENT

                                  by and among

                              OMAHA HOLDINGS CORP.,

                                   JANET JUDD,

                                  ROBERT JUDD,

                                 ROBERT JUDD JR.

                  NORTH TEXAS STEEL COMPANY, INC. PENSION PLAN

                                       and

                    OTHER PARTIES IDENTIFIED ON SCHEDULE 1.3

                          Dated as of September 7, 2005


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                                TABLE OF CONTENTS

Section 1.     Purchase of Shares..........................................    1

         1.1   Transfer of Shares..........................................    1

         1.2   Purchase Price..............................................    1

         1.3   Payment of Purchase Price...................................    1

Section 2.     Closing; Further Assurances; Related Matters................    2

         2.1   Closing.....................................................    2

         2.2   Instruments of Conveyance...................................    2

         2.3   Further Assurances..........................................    3

Section 3.     Representations and Warranties of the Sellers...............    3

         3.1   Organization................................................    3

         3.2   Authorization...............................................    3

         3.3   Absence of Restrictions and Conflicts.......................    4

         3.4   Capitalization..............................................    4

         3.5   Ownership of Assets and Related Matters.....................    5

         3.6   Financial Statements........................................    6

         3.7   Absence of Certain Changes or Events........................    7

         3.8   Legal Proceedings...........................................    8

         3.9   Licenses, Permits, and Compliance with Law..................    9

         3.10  Company Contracts...........................................    9

         3.11  Tax Returns; Taxes..........................................   11

         3.12  ERISA and Related Matters...................................   13

         3.13  Employees and Labor Matters.................................   17

         3.14  Intellectual Property.......................................   18

         3.15  Brokers, Finders, and Investment Bankers....................   18

         3.16  Environmental Matters.......................................   19

         3.17  Plant, Property and Equipment...............................   20

         3.18  Insurance...................................................   21

         3.19  Accounts Receivable.........................................   21

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                                TABLE OF CONTENTS

                                  (continued)

         3.20  Inventories.................................................   22

         3.21  Absence of Certain Business Practices.......................   22

         3.22  Transactions with Affiliates................................   22

         3.23  Suppliers...................................................   22

         3.24  Customers...................................................   23

         3.25  Product Liabilities.........................................   23

         3.26  Sufficiency of Assets.......................................   XX

         3.27  Capital Expenditures........................................   23

         3.28  Employee Consultations......................................   XX

Section 4.     Representations and Warranties of the Buyer.................   24

         4.1   Organization................................................   24

         4.2   Authorization...............................................   24

         4.3   Absence of Restrictions and Conflicts.......................   24

         4.4   Brokers, Finders, and Investment Bankers....................   25

         4.5   Purchase for Investment.....................................   25

         4.6   Litigation..................................................   26

         4.7   Financing; Availability of Funds............................   26

Section 5.     Additional Covenants and Agreements.........................   26

         5.1   Conduct of Business.........................................   26

         5.2   Access to Information.......................................   28

         5.3   Consents....................................................   29

         5.4   Reasonable Best Efforts.....................................   29

         5.5   Fees and Expenses...........................................   29

         5.6   Public Announcements........................................   30

         5.7   Covenant to Satisfy Conditions..............................   30

         5.8   Employees; Employee Benefits................................   30

         5.9   Intentionally Omitted.......................................   30

         5.10  No Solicitation by the Buyer................................   30

         5.11  Intentionally Omitted.......................................   31

         5.12  Retention of Records........................................   31


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                                TABLE OF CONTENTS

                                  (continued)

         5.13  Investigation; Limited Representations and Warranties.......   31

         5.14  Financing...................................................   31

         5.15  Collection of Accounts Receivable...........................   31

         5.16  Pension Contribution........................................   31

         5.17  Retirement Committees.......................................   32

Section 6.     Restrictive Covenants.......................................   32

         6.1   Definitions.................................................   32

         6.2   Noncompetition..............................................   32

         6.3   Severability................................................   33

         6.4   Equitable Relief............................................   33

Section 7.     Conditions to Obligations of the Parties....................   34

         7.1   Conditions to Each Party's Obligations......................   34

         7.2   Conditions to Obligations of the Sellers....................   34

         7.3   Conditions to Obligations of the Buyer......................   35

Section 8.     Termination.................................................   36

         8.1   Termination.................................................   36

         8.2   Procedure and Effect of Termination.........................   37

Section 9.     Indemnification.............................................   38

         9.1   Indemnification Obligations of the Sellers..................   38

         9.2   Indemnification Obligations of the Buyer....................   38

         9.3   Indemnification Procedure...................................   39

         9.4   Claims Period...............................................   40

         9.5   Threshold and Cap Amounts...................................   40

         9.6   Limitations on Indemnification..............................   41

         9.7   Exclusive Remedy............................................   42

Section 10.    Tax Matters.................................................   43

         10.1  Preparation and Filing of Tax Returns.......................   43

         10.2  Payment of Taxes............................................   43

         10.3  Tax Sharing Agreements......................................   XX

         10.4  Carryforwards and Carrybacks................................   XX


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                                TABLE OF CONTENTS

                                  (continued)
         10.5  Refunds.....................................................   XX

         10.6  Tax Cooperation.............................................   44
         10.7  Tax Indemnification.........................................   44

         10.8  Tax Contests................................................   44

         10.9  Transfer Taxes..............................................   44

         10.10 Tax Procedures if Closing Does Not Occur at Fiscal Month End   XX

Section 11.    Miscellaneous...............................................   45

         11.1  Notices.....................................................   45

         11.2  Attachments.................................................   46

         11.3  Successors in Interest......................................   46

         11.4  Number; Gender; Currency....................................   46

         11.5  Captions....................................................   47

         11.6  Certain Definitions.........................................   47

         11.7  Controlling Law; Integration; Amendment.....................   50

         11.8  Severability................................................   50

         11.9  Counterparts................................................   51

         11.10 Enforcement of Certain Rights...............................   51

         11.11 Arbitration; Legal Proceedings..............................   51


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                            SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of the ___th day of July, 2005, is made and entered into by and among OMAHA HOLDINGS CORP., a Delaware corporation (the "Buyer"), JANET JUDD, an individual, ROBERT JUDD, an individual (the "Judds"), ROBERT JUDD JR., an individual, NORTH TEXAS STEEL COMPANY, INC. PENSION PLAN, and the other parties listed in Schedule 1.3. Janet Judd, Robert Judd, Robert Judd, Jr, North Texas Steel Company, Inc. Pension Plan and [descendants] are each sometimes hereinafter referred to, individually, as a "Seller" and, collectively, as the "Sellers." Certain capitalized words and phrases used herein have the meanings set forth in Section 11.6.

                              W I T N E S S E T H:

      WHEREAS, the Sellers own all of the outstanding shares of stock of North Texas Steel Company, Inc., a Texas corporation ("NTSC" or the "Company");

      WHEREAS, subject to the terms and conditions of this Agreement, the Sellers desire to sell, and the Buyer desires to purchase, all of the outstanding shares of North Texas Steel Company, Inc.

      NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      Section 1. Purchase of Shares.

      1.1 Transfer of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), (a) the Sellers agree to sell, assign, transfer, and deliver to the Buyer, and the Buyer agrees to purchase from the Sellers, 2,673 shares of common stock of the Company (the "North Texas Steel Company, Inc. Shares"), which North Texas Steel Company, Inc. Shares constitute all of the outstanding shares of capital stock of the Company. The North Texas Steel Company, Inc. Shares are sometimes referred to herein as the "Shares."

      1.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration for all of the Shares, the purchase price (the "Purchase Price") for the Shares shall be ELEVEN MILLION DOLLARS ($11,000,000), which amount shall be paid at the Closing in accordance with
Section 1.3.

      1.3 Payment of Purchase Price. At the Closing, the Buyer shall pay the Purchase Price as follows:

            (a) To the Sellers by wire transfer of NINE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($9,150,000.00) in immediately available funds, in the amounts and in accordance with Schedule 1.3, to an account or accounts designated by the Sellers at or before the Closing;



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

            (b) To an account (the "North Texas Steel/Omaha Holdings Pension Plan Joint Account," or simply "Pension Plan Joint Account") to be designated pursuant to the terms of the North Texas Steel/Omaha Holdings Pension Plan Joint Account Agreement by wire transfer the sum of ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($1,350,000.00) in immediately available funds to be held and distributed pursuant to the terms of the Pension Plan Joint Account Agreement, as defined below; and

            (c) To an account (the "North Texas Steel/Omaha Holdings Indemnity Joint Account," or simply "Indemnity Joint Account") to be designated pursuant to the terms of the North Texas Steel/Omaha Holdings Indemnity Joint Account Agreement by wire transfer the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) by wire transfer (the "North Texas Steel/Omaha Holdings Indemnity Joint Account Deposit" or simply "Indemnity Joint Account Deposit") to be held and distributed pursuant to the terms of the Indemnity Joint Account Agreement, as defined below.

Sellers and Buyer intend for the amounts set aside under Section 1.3(b) and (c) immediately above (i) to be accounted for by the Sellers in accordance with the "installment method" as provided in Section 453 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes and (ii) to be treated as part of an installment sale by the Sellers, with the none of the amounts so set aside being treated as a "payment" to the Sellers in exchange for their stock until the conditions for the disbursement of funds from the respective joint account agreements have been satisfied and an actual disbursement of funds from the respective joint accounts to the Sellers has been made and then only in the amount of such disbursement received by the Sellers. To the extent, if any, that Buyer or its agents are obligated to furnish Forms 1099-B or other applicable information returns, it acknowledges that no portion of the amounts so set aside shall be reported as gross proceeds or payment to any of the Sellers in the year of the Closing. Notwithstanding anything herein to the contrary, Buyer makes no representations, warranties, covenants or guarantees that the amounts set aside pursuant to Sections 1.3(b) and (c) and any future payment to the Sellers therefrom, qualify as an "installment method" under Section 453 of the Internal Revenue Code of 1986, as amended, for federal (or state) income tax purposes.

      Section 2. Closing; Further Assurances; Related Matters.

      2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place not later than the third (3rd) business day following the satisfaction or waiver of all of the conditions to Closing set forth in Section 7 hereof, at 10:00 a.m., local time, at the offices of McDonald Sanders, a Professional Corporation, Fort Worth, Texas, or on such other date and at such other time or place as the parties may agree. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."

      2.2 Instruments of Conveyance. At the Closing, each of the Sellers shall deliver any and all share certificates representing the Shares owned by them to the Buyer, duly endorsed in blank (or accompanied by duly executed stock powers) and, where applicable, each of the Sellers shall deliver to the Buyer duly executed share transfer forms for the Shares.



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      2.3 Further  Assurances.  Each party hereto shall, on the Closing Date and from time to time thereafter, at any other party's reasonable request and without further consideration, execute and deliver to such other party such instruments of transfer, conveyance, and assignment in addition to those delivered pursuant to Section 2.2 as shall be reasonably requested to transfer, convey, and assign the Shares to the Buyer.

      Section 3. Representations and Warranties of the Sellers.

      Subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the applicable paragraph and section of this Agreement) supplied by NTSC to the Buyer on or prior to, and dated as of, the date hereof and certified by an authorized officer of NTSC (the "Disclosure Schedule"), (i) each Seller represents and warrants (severally as to itself, himself or herself only and not as to any other Seller or the Company) to the Buyer those matters set forth in Sections 3.1(a), 3.2, 3.3(a), 3.4 (b), 3.8(a), 3.15, 3.21 and 3.22(a) and (b) below, and (ii) the Judds represent and warrant to the Buyer as to all other matters in this Section 3, notwithstanding that any such representation may state that it is being made by the "Sellers", as follows:

      3.1 Organization.

            (a) Each of the Sellers is an individual, trust or an entity duly organized, validly existing, and in good standing (if applicable) under the Laws of the jurisdiction of its organization.

            (b) The Company is a business entity duly organized, validly existing, and in good standing (if applicable) under the Laws of the jurisdiction of its organization. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the character of its current activities requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the Sellers' ability to effect the Closing.

            (c) The Sellers have delivered to the Buyer true and correct copies of the organizational documents of the Company, in each case as currently in effect.

      3.2 Authorization. Each Seller has the corporate or other or individual power and authority to execute and deliver this Agreement and each Seller Ancillary Agreement to be executed by it hereunder and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Seller Ancillary Agreement and the performance by each Seller of its covenants and agreements hereunder and thereunder have been duly and validly authorized by all necessary board, manager, shareholder, trustee or member action of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes, and each Seller Ancillary Agreement, when executed and delivered by each Seller party thereto on the Closing Date, will constitute, a valid and binding agreement of each such Seller, enforceable against each such Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.



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      3.3 Absence of Restrictions and Conflicts.

      Except as set forth or qualified in Section 3.3 of the Disclosure Schedule, Sellers' execution, delivery, and performance of this Agreement and the Seller Ancillary Agreements, Sellers' consummation of the transactions contemplated by this Agreement and the Seller Ancillary Agreements, and Sellers' fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Agreements:

            (a) do not and will not (as the case may be) violate, constitute a breach or violation of or default under, permit the acceleration of any obligation under or give rise to any right of termination under, any Law or Order applicable to such Seller; and

            (b) do not and will not (as the case may be) violate, constitute a breach or violation of or default under, permit the acceleration of any obligation under or give rise to any right of termination under, any Company Contract (as hereinafter defined), and

            (c) do not and will not (as the case may be) violate or conflict with any term or provision of the charter documents, bylaws, operating agreements or organizational documents of the Company. Except as set forth in Section 3.3 of the Disclosure Schedule, no consent, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority, or with any third party with respect to any agreement or arrangement referred to in clause (a) of the preceding sentence, with respect to the Company, is required in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      3.4 Capitalization.

            (a) Set forth in Section 3.4 of the Disclosure Schedule is a complete and accurate list for the Company of: (i) its jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital (if applicable), (iii) the number of issued and outstanding shares of its capital stock or share capital (if applicable) and (iv) the holder or holders of such shares or other equity interests. All of the outstanding Shares the Company, if applicable, are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any preemptive right, subscription right or any similar right under applicable Laws, organizational documents of the Company or any agreement to which the Company is a party or is otherwise bound. The Company does not own beneficially or otherwise, directly or indirectly, any capital stock of, or other securities, equity or ownership interest in, or has any obligation to form or participate in, any other Person. 327 shares of capital stock of the Company are held by such Company in its treasury.



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

            (b) The Sellers have good and marketable title to, and are the record owners of, the outstanding North Texas Steel Company, Inc. Shares owned by them, free and clear of any and all Liens. Except with respect to transfer restrictions under applicable securities laws, no legend or other similar item appears upon any certificates representing any shares of the Company which constitutes a restriction on transfer or otherwise provides any third party with rights with respect to the Shares.

            (c) There are no subscriptions, options, convertible securities, calls, puts, rights, warrants, or other agreements, claims, or commitments of any nature whatsoever obligating the Company to purchase, redeem, issue, transfer, deliver, or sell, or cause to be purchased, redeemed, issued, transferred, delivered, or sold, additional shares or other securities of the Company. There are no dividends which have accrued or been declared but are unpaid on the shares or equity of the Company and there are no stock appreciation, phantom stock, or similar rights with respect to the shares or equity of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities with the right to vote).

      3.5 Ownership of Assets and Related Matters.

            (a) Real Property. Section 3.5(a)(1) of the Disclosure Schedule sets forth a correct and complete list of all real property currently owned by the Company (the "Real Property"). Section 3.5(a)(2) of the Disclosure Schedule sets forth a correct and complete list of all leases and agreements (the "Real Property Leases") granting the Company possession of or rights to real property (the "Leased Property") together with the date of and parties to each such Real Property Lease and each amendment, modification or supplement thereto and any other material agreement under which the Company uses, occupies or has the right to use or occupy, now or in the future. Section 3.5(a)(3) of the Disclosure Schedule sets forth a complete list of the recent appraisals commissioned by the Company concerning certain of the Real Property, true and correct copies of which previously have been provided to the Buyer. The Company has (i) good and indefeasible title to the Real Property and to all the buildings, structures and improvements located thereon and (ii) a valid and binding leasehold interest in the Leased Property (in each case, free and clear of all Liens except Permitted Liens (as hereinafter defined)). The Real
      Property and Leased Property are sometimes referred to herein, collectively, as the "Properties"). Except for the Properties, no other properties or interest in real property are used or held for use in the Business. The Company enjoys peaceful and undisturbed possession under all such Real Property Leases. Each parcel of Real Property has access to a public street.

            (b) Systems. Except as disclosed in Section 3.27 of the Disclosure Schedule, all water, gas, electrical, steam, compressed air, computer, telecommunications, sanitary and storm sewage lines and systems and other similar systems necessary for the use of the Real Property as it is currently used are installed and operating in a manner sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, except as would not materially impair the current use of the Real Property, and to the knowledge of Sellers such systems are not presently in need of any substantial repair to enable them to be operated in substantially the same manner as currently being operated (subject to routine maintenance and repair). Each parcel of Real Property has access to a public street sufficient to enable it to continue to be used and operated in the manner currently being used and operated.



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            (c)  Structures.  Except as shown on  surveys  of the Real  Property delivered by the Company to Buyer, as same may be modified by any updated surveys to be delivered by the Company to Buyer, and except as to minor encroachments within the definition of Permitted Liens in 3.5(e), all buildings, plants and structures and other improvements on any parcel of Real Property lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person..

            (d) Personal Property. Section 3.5(d) of the Disclosure Schedule sets forth a correct and complete list of all leases and agreements granting the Company, directly or indirectly, possession of or rights to personal property ("Personal Property") and requiring lease payments in excess of $10,000 per annum (the "Personal Property Leases"), and such
      Personal Property is free and clear of all Liens of any kind except Permitted Liens; and also sets forth all a correct and complete list of perfected security interests ("Personal Property Security Interests")constituting Liens on the Personal Property securing payment of indebtedness in excess of $10,000.00. All of the Personal Property used, held for use in the Business is in all material respects in the condition required of such Personal Property by the terms of the Personal Property Lease applicable thereto during the term of such lease and upon the expiration thereof.

            (e) Ownership. Except for (i) assets leased under the Real Property Leases and the Personal Property Leases, (ii) assets subject to the Personal Property Security Interests and (iii) software licensed to the Company, all assets of the Company are owned by the Company free and clear of all Liens (other than the (A) liens for utilities and current taxes not yet due and payable, (B) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business, (C) utility easements, covenants and restrictions of record, and (D) any other Liens that, individually or in the aggregate, do not materially interfere with the continued use and operation of the assets to which they relate in the operation of the Business as currently conducted (clauses (A) through (D), collectively, "Permitted Liens")). With respect to the Real Property, the term "Permitted Liens" shall include minor encroachments on or imperfections of title, and zoning laws and other land use restrictions, none of which materially detracts from the value or impairs the current use of the Real Property or the current operations of the Company.

      3.6 Financial Statements.

            (a) The Sellers have delivered to the Buyer the following: (i) the audited balance sheets (the "Audited Balance Sheet") and related audited annual statements of income of the Company as of and for the fiscal year ended June 30, 2004 (the "Audited Financial Statements"); and (ii) the unaudited balance sheets (the "Interim Balance Sheet") of the Company as of June 30, 2005 (the "Balance Sheet Date") and the related unaudited statements of income for the twelve (12)-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are hereinafter referred to, collectively, as the "Financial Statements



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

            (b) Copies of the Financial Statements are attached as Section 3.6 of the Disclosure Schedule. Except as otherwise indicated thereon, the balance sheets included in the Financial Statements fairly present, in all material respects, the financial condition of the Company, as of the respective dates thereof, and the statements of income of the Company included in the Financial Statements fairly present, in all material respects, the results of operations of the Company for the respective periods set forth therein, in each case in accordance with generally accepted accounting principles in the United States applied consistently with past practices ("GAAP"), subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes.

            (c) No  Undisclosed  Material  Liabilities.  Except as  specified in
      Section 3.6 of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice since the
      Balance Sheet Date, and subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes, there are no liabilities of the Company of any kind whatsoever (whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise) required by GAAP to be reflected on a balance sheet except for liabilities or obligations reflected or reserved against in the Audited Balance Sheet or the Interim Balance Sheet.

      3.7 Absence of Certain  Changes or Events.  Except as disclosed in Section
3.7 of the Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course substantially in the same manner as previously conducted, and during such period there has not been, with respect to the Company, any:

            (a) event, change, effect, occurrence, development or state of circumstances or facts that, individually or in the aggregate, that to the knowledge of Sellers has had, or is reasonably likely to have, a Material Adverse Effect;

            (b) amendment or other change in its charter documents, bylaws, operating agreements or organizational documents;

            (c) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of its capital stock, or any repurchase, redemption or other acquisition by it of any outstanding shares of its capital stock or other securities;

            (d) amendment of any material term of any of its outstanding securities;

            (e) making of any loan, advance or capital contributions to or investment in any Person;

            (f) (i) material damage, destruction or other casualty Loss (whether or not covered by insurance) affecting the Business or assets of, or property owned, leased or otherwise used by it, (ii) sale (except for inventory in the ordinary course of business) lease, alteration or other disposition of, or write down of the book value of (except under accounting practices and principles applied for amortization and depreciation thereof for the period ending on the date of the applicable balance sheet) any of its material assets that individually have a book value in excess of $15,000 or any of its items of property, plant and equipment that in the aggregate had a book value in excess of $15,000,
      (iii)  mortgage,  pledge or imposition of any Lien (other than a Permitted
      Lien) upon any of its material assets, or (iv) except in the ordinary course of business consistent with past practice, sale or other disposition of, or termination, lapse or other expiration of, the rights to the use of any of its Intellectual Property (as hereinafter defined);

            (g) entry into, amendment to, termination of, or receipt of notice of termination of any contract involving its commitment extending for more than one year and involving a total remaining commitment by it of at least $50,000;

            (h)  change  in  its  Tax  or  accounting  principles,   methods  or
      practices;

            (i) capital expenditure, or commitment for a capital expenditure in excess of $50,000 individually for additions or improvements to its property, plant and equipment;

            (j) (i) cancellation or intentional waiver of any of its known claims or rights with a value to it in excess of $25,000, or (ii) settlement or compromise of any material actions, other than such actions in which the amount paid in settlement or comprise, including the cost to it of complying with any provisions of such settlement or compromise other than cash payments, does not exceed $25,000 without regard to any amount covered by insurance;

            (k) acquisition or disposition after the date of this Agreement of any portion of the Business or assets (except for the sale of inventory in the ordinary course of business) other than in the ordinary course of business; or

            (l) agreement (whether written or oral) by it to do any of the foregoing.

      3.8 Legal Proceedings.  Except as listed in Schedule 3.8 of the Disclosure
Schedule:

            (a) there is no claim, action, suit, proceeding or governmental investigation pending (as that term is defined in Section 11.6) or, to the knowledge of each Seller, threatened against such Seller, by or before any Governmental Authority or by any third party that (i) challenges the validity of this Agreement, or (ii) would be reasonably likely to adversely affect or restrict the Seller's ability to consummate the transactions contemplated hereby.

            (b) there is no claim, action, suit, proceeding or governmental investigation pending (as that term is defined in Section 11.6) or, to the knowledge of the Judds, threatened against the Company, by or before any Governmental Authority or by any third party that (i) if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or result in Losses of more than $50,000 (exclusive of any matters not involving the Company or the Business), (ii) challenges the validity of this Agreement, or (iii) would be reasonably likely to adversely affect or restrict the Sellers' ability to consummate the transactions contemplated hereby.

      3.9  Licenses,  Permits,  and  Compliance  with  Law.  Section  3.9 of the
Disclosure Schedule sets forth a true and complete list of each franchise, license, permit, authorization, consent, Orders and approval of, or registration, declaration or filing with, any Governmental Authority (collectively, "Permits") issued or granted to the Company that is material to the conduct of the Business under all applicable Laws. Except as set forth in
Section 3.9(a) of the Disclosure Schedule, each such Permit is valid and in full force and effect and (a) the Company has complied in all material respects with the terms and conditions of such Permit and is not in material default and no condition exists that with notice or lapse of time or both would constitute a material default thereunder and (b) no such Permit will be subject to suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the Seller Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. To the knowledge of Sellers, the Company has all material Permits necessary for the conduct of the Business as presently conducted. All such Permits which are held in the name of a Seller, any employee, officer, director, shareholder, agent or otherwise on behalf of the Company shall be deemed included under this Section
3.9. The Company is, and has been since January 1, 1998, and the Business is, and has been since January 1, 1998, conducted in compliance in all material respects with all Laws applicable to it or the conduct or operation of the Business or the ownership or use of its assets. There are no proceedings pending or, to the knowledge of the Sellers, threatened, that would reasonably be likely to result in the revocation, cancellation or suspension of any such material Permits by any Governmental Authority. No investigation or review by any Governmental Authority with respect to the Company or any of its respective business, facilities, operations, or agreements that could be reasonably expected to result in a Material Adverse Effect is pending or, to the knowledge of the Sellers, threatened, nor, to the knowledge of the Sellers, has any Governmental Authority indicated an intention to conduct the same.

      3.10 Company Contracts.

            (a) Section 3.10(a) of the Disclosure Schedule sets forth a correct and complete list of all Company Contracts (as hereinafter defined). Correct and complete copies of all written Company Contracts have been made available to the Buyer. "Company Contracts" means the following contracts, agreements, commitments, arrangements, understandings, or other instruments (in each case whether oral or written, but only to the extent legally binding) to which the Company is a party (excluding any insurance contracts and excluding any prime contracts the terms of which may be incorporated by reference into any Company Contracts):

                  (i) indentures,  security agreements,  or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens (other than Permitted Liens);

                  (ii) management, employment, or consulting agreements, or arrangements or agreements related to temporary services of any kind that require payments greater than $50,000 annually;

                  (iii) union or other collective bargaining agreements;

                  (iv)  sales   agency,   manufacturer's   representative,   and
            distributorship agreements or other distribution or commission arrangements requiring payments in excess of $50,000 per annum;

                  (v) licenses of patent, trademark, software (excluding standard "off the shelf" software or software with annual license payments less than $20,000), copyrights, know-how, and other intellectual property rights requiring payments in excess of $50,000 per annum;

                  (vi) any contract that requires the Company to conduct business exclusively with one or more Persons in any particular geographic area or with respect to any particular product or service;

                  (vii) any contract  presently in effect,  whether or not fully performed, between the Company, on the one hand, and any current or former officer, director, consultant or other employee (or group thereof) retained or employed by any Seller, Company, or any current or former shareholder or member (or group of shareholders or members) of any Seller and the Company, on the other hand requiring payments in excess of $50,000 per annum;

                  (viii) any conditional sale or other title retention agreement, equipment obligation, or lease purchase agreement involving (in the aggregate) amounts in excess of $50,000 to which the Company is a party;

                  (ix) any power of  attorney  given by Seller to the Company or to any Person, firm or corporation or otherwise relating to the assets of the Company;

                  (x) any  partnership  or joint venture  contracts to which the
            Company is a party;

                  (xi) any bonds or agreements  of guarantee or  indemnification in which the Company acts as surety, guarantor or indemnitor with respect to any obligation (fixed or contingent) in excess of $25,000;

                  (xii) any contract  providing for future payments in excess of
            $25,000 that are  conditioned,  in whole or in part,  on a change in control of the Company and that would be triggered by the transactions contemplated by this Agreement;

                  (xiii) agreements, orders, or commitments, whether or not made in the ordinary course of business, for the purchase of services, inventories, materials, supplies, or products from any single supplier for an amount in excess of $100,000 per annum;

                  (xiv) agreements, orders, or commitments,  whether or not made in the ordinary course of business, for the sale of products or services to any single customer for an amount in excess of $100,000 per annum;

                  (xv) agreements for capital  expenditures in excess of $50,000 for any single project;

                  (xvi) agreements  which, by their terms,  prohibit or restrict the ability of the Company to compete or solicit customers anywhere in the world;

                  (xvii) agreements relating to the acquisition or sale of, or undertaking to capitalize the Company, business, division, or other enterprise, whether in the form of stock purchase, asset acquisition, capital contribution agreement or otherwise;

                  (xviii) Real Property Leases;

                  (xix) Personal Property Leases; and

                  (xx) other than as addressed above, other agreements, contracts, and commitments that involve payments or receipts of more than $50,000 per annum and that were entered into other than in the ordinary course of business (but excluding any insurance contracts).

            (b) Except as set forth in Section 3.10(b) of the Disclosure Schedule, and assuming due and valid authorization, execution and delivery by all other parties (and to the knowledge of Sellers no other party claims that any Company Contract was not so duly and validly authorized, executed and delivered), all Company Contracts listed in Section 3.10(a) of the Disclosure Schedule are in full force and effect in all material respects and are valid, binding and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Each Company, as the case may be, has performed in all material respects all obligations required to be performed by it to date under the Company Contracts and neither the Company nor, to the knowledge of the Sellers, any other party to a Company Contract has materially breached or improperly terminated any Company Contract or is in material default under any Company Contract by which it is bound and, to the knowledge of the Sellers, there exists no condition or event which after notice or lapse of time or both would constitute any such material breach, termination or material default.

            (c) All written Company Contracts that have been made available to the Buyer and are listed in Section 3.10(a) of the Disclosure Schedule are (except as disclosed in Section 3.10(a) of the Disclosure Schedule) complete and correct copies of such Company Contracts, and include all amendments and modifications thereto. Section 3.10(c) of the Disclosure Schedule sets forth a true, correct and complete summary of the material terms and provisions of each oral Company Contract (as amended or modified).

      3.11 Tax Returns; Taxes.

            (a) Since January 1, 1998, either a Seller, an Affiliate of a Seller or the Company (i) has timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns required to be filed by or with respect to the Company, or with respect to which the Company could have liability, and (ii) has paid or made adequate provision for the payment of all Taxes shown to be due on such Tax
      Returns. Such Tax Returns are correct and complete in all material respects.

            (b) There are no Liens for Taxes with respect to the assets of the Company (except for statutory Liens for current taxes not yet delinquent). Except as set forth in Section 3.11(b) of the Disclosure Schedule, Sellers have received no notice that the Tax Returns applicable to the Company are currently being audited or examined by any taxing authority. There is no material unpaid tax deficiency, determination or assessment currently outstanding against the Company or, to the knowledge of the Sellers, any claim for additional Taxes. There are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to the Company.

            (c) Since January 1, 1998,  the Company has complied in all material
      respects  with  all   applicable   Laws  relating  to  the  collection  or
      withholding of Taxes.

            (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, the Company has not incurred any Taxes after the Balance Sheet Date, other than in the ordinary course of business consistent with past practice.

            (e) The Company (i) is not, and has not made an election to be treated as, a "consenting corporation" under ss. 341(f) of the Code and
      (ii) is not, and has not been, a "personal holding company" within the meaning of ss. 542 of the Code.

            (f) Since January 1, 1998, the Company has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes.

            (g) The Company is not, nor has ever been, a party to any Tax sharing indemnity or similar agreement allocating tax liability that will not be terminated on the Closing Date without any future liability to such Company (including for past Taxes).

            (h) The Company has not incurred any liability to make or possibly make any payments, either alone or in conjunction with any other payments, that:

                  (i) are non-deductible  under, or would otherwise constitute a
            "parachute payment" within the meaning of, ss. 280G of the Code (or any corresponding provision of state, local or foreign income Tax
            Law) or

                  (ii) are or may be subject to the  imposition of an excise Tax under ss. 4999 of the Code.

            (i) The Company has not agreed to, and is not required to, make any adjustments or changes either on, before or (as a consequence of any action taken by the Sellers) after the Closing Date, to its accounting methods pursuant to ss. 481 of the Code (or similar provisions of state, local or foreign Law), and neither the Internal Revenue Service nor any other tax authority has proposed any such adjustments or changes in the accounting methods.

            (j) Since January 1, 1998, no claim has to the knowledge of the Sellers ever been made by any Taxing authority in a jurisdiction in which any Seller (or its Affiliates, as appropriate) does not file Tax Returns to be filed with respect to the Business that any such Tax Returns should be filed.

            (k) The Company is not, nor has ever been, a "United States real property holding corporation" within the meaning of ss. 897(c)(2) of the Code.

            (l) The Company will not, as a consequence of any action taken by the Sellers, be required to include in income during a taxable period that ends after the Closing Date any income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, the completed method of accounting, or otherwise, but excluding any and all estimates made with respect to jobs accounted for under the percentage of completion method consistently applied, and excluding the effect of any subsequent accounting method change, unless such accounting method change is required by the Code or the Internal Revenue Service.

            (m) For U.S.  federal  income tax purposes:  Section  3.11(m) of the
      Disclosure   Schedule  sets  forth  the  name,   address,   U.S.  taxpayer
      identification number of NTSC.

      3.12 ERISA and Related Matters.

            (a) Section 3.12(a) of the Disclosure Schedule lists all deferred compensation, pension, profit-sharing, and retirement plans, and all bonus, welfare, severance pay, and other "employee benefit plans" (as defined in Section 3(3) of ERISA), fringe benefit or stock option plans, including individual contracts, employee agreements, programs, or arrangements, or any other material compensation commitment, payroll practice or method of contribution or compensation, whether formal or informal, providing the benefits, whether or not written, which have been participated in, or maintained by the Company or with respect to which contributions have been made or obligations assumed by the Company in respect of the Company (including health, life insurance, and other benefit plans maintained for former employees or retirees) at any time between January 1, 1998 and the date hereof. Said plans or other arrangements are sometimes individually referred to in this Agreement as a "Company Benefit Plan" and sometimes collectively referred to in this Agreement as the "Company Benefit Plans." Copies of all Company Benefit Plans and related documents, including those setting out the Company's personnel policies and procedures, and including any insurance contracts, trust agreements, or other arrangements under which benefits are provided, as currently in effect, and descriptions of any such plan which are not written have been made available to the Buyer.

            (b)  Except  as  disclosed  in  Section  3.12(b)  to the  Disclosure
      Schedule: Since January 1, 1998,

                  (i) The Company and each ERISA  Affiliate  has  fulfilled  its obligations, to the extent applicable, under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) to which those minimum funding requirements are applicable. The Company Benefit Plan is in substantial compliance with, and has been administered in all material respects in accordance with their written terms and consistent with, the presently applicable provisions of ERISA, the Code, and state Law including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA, and state Law. For purposes of this Agreement "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company, would be deemed to be a member of the same "controlled group," within the meaning of Section 414(b), (c),
            (m) or (o) of the Code.

                  (ii) No  non-exempt  "prohibited  transaction,"  as defined in
            Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any such Company Benefit Plan which would have a Material Adverse Effect, and no civil or criminal action brought pursuant to
            Part 5 of Title I or ERISA is pending or, to the knowledge of the Sellers, is threatened in writing or orally against any fiduciary of any such plan. Neither the Company nor any administrator of the Company Benefit Plan (or agent or delegate of any of the foregoing) have engaged in any transaction, taken any action or failed to take any action giving rise to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA which would have a Material Adverse Effect.

                  (iii) No Company Benefit Plan and no employee  benefit plan of an ERISA Affiliate that in either case is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA and that is subject to Title IV of ERISA (all such plans are referred to herein as "Company Pension Benefit Plans"), has an accumulated funding deficiency (as that term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived. The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate the Company Pension Benefit Plan that is a "defined benefit plan" within the meaning of Section 3(35) of ERISA or to appoint a trustee or administrator of any such defined benefit plan; to the knowledge of the Sellers, no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceeding; no liability to the PBGC or under Title IV of ERISA has been incurred or is expected with respect to any such defined benefit plan that could reasonably be expected to result in liability to the Company or ERISA Affiliate other than for premiums pursuant to Section 4007 of ERISA which are not yet due and payable; no such defined benefit plan has been terminated by the Company or any ERISA Affiliate; and there has been no "reportable event" within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute termination proceedings with respect to the Company Pension Benefit Plan. Except as set forth in Section 3.12(b)(iii) of the Disclosure Schedule, the present value of all accrued benefits, whether forfeitable or not, under the Company Benefit Plans subject to Title IV of ERISA, as determined by each plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, do not as of the latest valuation date exceed the then current value of the assets of such plans allocable to such accrued benefits.

                  (iv)  Neither  the  Company  nor any  employer  referred to in
            Section 3.12(b) above maintains, nor has contributed within the past five (5) years to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No such employer currently has any liability to make withdrawal liability payments to any multiemployer plan. There is no pending dispute between any such employer and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments.

                  (v) Neither the Company nor an ERISA  Affiliate  is  presently liable, nor does it have potential material liability, under Sections 4063 or 4064 of ERISA, and the Company or ERISA Affiliates can, whether by reason of the transactions contemplated by this Agreement or otherwise, be treated as a withdrawing substantial employer under a Company Pension Benefit Plan to which more than one employer makes contributions. The Company is not currently, and will not at any time be by virtue of any action heretofore taken or to be taken prior to the Closing Date, subject to a requirement to provide security under Section 401(a)(29) of the Code, nor shall any asset of the Company be subject to a lien by reason of the provisions of
            Section 412(n) of the Code.

                  (vi) Except as set forth in Section 3.12(b)(vi) of the Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. None of the Sellers or the Company is aware of any facts that would adversely affect the qualified status of the Company Benefit Plan that is intended to so qualify.

                  (vii) No material oral or written representation or communication with respect to any aspect of the Company Benefit Plan has been made by authorized officers or managers of the Company to employees of the Company prior to the Closing Date that was not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan in effect at the time when the representation or communication was made, except for any amendments required by Law or a Governmental Authority and except for any actions that would not have a Material Adverse Effect. Except as set forth in Section 3.12(b)(vii) of the Disclosure Schedule, there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plan (other than routine undisputed claims for benefits under the Company Benefit
            Plan), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under Company Benefit Plan).

                  (viii) Except as disclosed in Section 3.12(b)(viii) of the Disclosure Schedule, the Company does not maintain any Company Benefit Plan that provides post-retirement medical benefits (other than those which are required by law), post-retirement death benefits, or other post-retirement or post-employment welfare benefits. A copy of any written description of any such post-retirement welfare benefits that has been provided to employees has been made available to the Buyer. Copies of each plan document, insurance contract, or other written instrument providing for any such post-retirement welfare benefits, together with a description of any advance funding arrangement that has been established to fund such post-retirement welfare benefits, also have been made available to the Buyer. Section 3.12(b)(viii) of the Disclosure Schedule contains a list of those persons who are currently retired with a right to any such future post-retirement welfare benefits and also contains a list of employees who would be currently eligible for any such post-retirement welfare benefits if they retired and satisfied any waiting period provided for under the applicable plan.

                  (ix) All contributions  (including all employer  contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to the Company Benefit Plan, and all contributions or insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid or will have been paid with respect to such Company Benefit Plan or accrued, in each case in accordance with GAAP.

                  (x) The Company Benefit Plan is not nor at any time was funded through a "welfare benefit fund," as defined in Section 419(e) of the Code. No benefits under the Company Benefit Plan are or at any time have been provided through a "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code) or a "supplemental unemployment benefit plan" (within the meaning of Section 501(c)(17) of the Code).

                  (xi) As of the Balance Sheet Date, unfunded  liabilities under all Company Benefit Plans have been accrued in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

                  (xii) Except as disclosed in Section 3.12(b)(xii) of the Disclosure Schedule, the Company does not maintain any Company Benefit Plan providing deferred or stock-based compensation that is not reflected in the Financial Statements.

                  (xiii) The Company has reserved all rights  necessary to amend or terminate the Company Benefit Plan that is subject to Title I of ERISA (exclusive of any underlying insurance or service contracts) without the consent of any other person.

                  (xiv) Except as set forth in Section 3.12(b)(xiv) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or spouse, dependent or other family member of such employee) of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent, or other family member of such employee).

      3.13 Employees and Labor Matters. Except as set forth in Section 3.13 of the Disclosure Schedule,

            (a) The Company is not a party to or bound by any labor agreement or collective bargaining agreement;

            (b) there is, and since January 1, 2000 there has been, no strike, dispute (other than routine individual grievances) work stoppage, slowdown, walkout or lockout pending or, to the knowledge of the Sellers, threatened, against or affecting the Company;

            (c) to the knowledge of the Sellers, no union organizational activity, proceeding or campaign is in progress with respect to the employees of the Company (the "Employees") and no organizational efforts concerning representation exists respecting such Employees;

            (d) The Company is not engaged in or has received any written notice during the current or preceding year of, any unfair labor practice;

            (e) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Sellers, threatened, before the United States National Labor Relations Board or any other Governmental Authority, including without limitation any foreign agency or authority, having jurisdiction thereof;

            (f) The Company has not received notice of, and there are no pending or, to the knowledge of the Sellers, threatened, grievances or arbitration proceedings against the Company pending under any collective bargaining agreements;

            (g) there are no pending or, to the knowledge of the Sellers, threatened, charges against the Company or any current or former Employee of such Company before the United States Equal Employment Opportunity Commission or other Governmental Authority responsible for the prevention of unlawful employment practices;

            (h) The Company has not received written notice since January 1, 2000 of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting such Company and no such investigation is in progress;

            (i) The Company is in material compliance with all federal, state, provincial, local and foreign labor Laws and there are no pending or, to the knowledge of the Sellers, threatened, claims in this regard against the Company before a Governmental Authority;

            (j) none of the Sellers or the Company is currently engaged or obligated to engage in collective bargaining negotiations with respect to the Company; and

            (k) since January 1, 2000, to the extent applicable, each of the Sellers and the Company have complied in all respects with the Worker's Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act") or with any similar foreign Law, including by furnishing any required notice of any "plant closing," "mass layoff" or collective dismissal, as applicable, in respect of any termination of Employees or former Employees of the Company.

      3.14 Intellectual Property. Section 3.14 of the Disclosure Schedule sets forth a correct and complete list, with applicable expiration dates, jurisdictions and registration and application numbers, of: (a) all material patents, trade secrets, trademarks, service marks, logos, designs, Internet domain names and trade names (including all federal, state, and foreign registrations pertaining thereto), copyright registrations, and all pending applications for any of the foregoing, owned by the Company (collectively, the "Proprietary Intellectual Property"); and (b) all material patents, trademarks, service marks, logos, designs, Internet domain names, trade names, copyrights, technology, and processes that are used by the Company pursuant to a license granted by a third party (except for licenses of "off the shelf" software and licenses of software requiring payments less than $20,000 per year) (collectively, the "Licensed Intellectual Property", and, together with the Proprietary Intellectual Property, the "Intellectual Property"). Each of the applications to register or obtain any copyrights, patents or trademarks listed in Section 3.14 of the Disclosure Schedule is pending and in good standing without final rejection or denial or challenge of any kind. Other than as set forth in Section 3.14 of the Disclosure Schedule, there are no unregistered trademarks, service marks, logos, designs or copyrights that are material to the conduct of the Business as presently conducted. The Company is the sole and exclusive owner of the Intellectual Property or is licensed to use or otherwise carry legally enforceable rights to use such Intellectual Property. Items constituting that part of the Intellectual Property that have been duly registered or filed with or issued by the appropriate authorities in the various countries are indicated in Section 3.14 of the Disclosure Schedule and, to the knowledge of the Sellers, such registrations, filings and issuances remain in effect. No claims are pending or, to the knowledge of the Sellers, are threatened,  against the  Company by any Person (i) with  respect to the use of,
(ii) challenging or questioning the validity or enforceability of any license or agreement relating to, or (iii) asserting an ownership interest in or right to use, any Intellectual Property. To the knowledge of the Sellers, the Intellectual Property is valid and enforceable and the current use by the Company of the Intellectual Property neither infringes on the rights of any third party nor constitutes an unauthorized use or misappropriation of any Intellectual Property owned by or licensed to the Company by any third party, including Employees. To the knowledge of the Sellers, except (A) for licenses of "off the shelf" software and licenses of software requiring payments less than $20,000 per year, or (B) as otherwise expressly provided in any contract, agreement or commitment identified in Section 3.14 of the Disclosure Schedule, neither the Sellers nor the Company have any obligation to compensate others for the use of the Intellectual Property. In addition, except as otherwise expressly provided in any contract, agreement or commitment identified in Section 3.14 of the Disclosure Schedule, neither the Sellers nor the Company have granted to any other Person any license or other right to use the Intellectual Property, whether or not requiring payment.

      3.15 Brokers, Finders, and Investment Bankers Except for Creager Acquisition Services Co. (who is reported to have a separate agreement or understanding for splitting brokerage fees with Ames Pruitt Group, Inc.), the Sellers have not engaged any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement.

      3.16 Environmental Matters.

            (a) The Sellers have made readily available to the Buyer, prior to the date of this Agreement, all environmental assessments conducted on behalf of or which are in the possession or control of the Sellers or the Company since January 1, 2000 that relate to operations at any of the facilities or properties of the Company for the past five (5) years.

            (b)  Except  as set  forth  in  Section  3.16(b)  of the  Disclosure
      Schedule,

                  (i) To  the  knowledge  of  the  Sellers,  the  Company  is in material compliance with all Environmental Laws and any similar foreign Laws and has obtained and is in material compliance with all permits required under any Environmental Law and any similar foreign Law for the operation of its Business; such permits are valid and in full force and effect and, assuming compliance by the Buyer after the Closing Date with applicable requirements thereunder, will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

                  (ii) The  Company  has not since  January 1, 1998,  and to the knowledge of Sellers has not prior to that date, received any written claim, notice, demand letter or request for information alleging that the Company may be in violation of, or have any material unpaid liability under, any Environmental Law;

                  (iii) The Company has not been served with or received  notice of any outstanding written order, decree or injunction or other arrangement with any Governmental Authority, and is not subject to any written indemnity or other written agreement with any third party, pursuant to which it has any material unpaid liability or remedial obligation under any Environmental Law or with respect to any Hazardous Material;

                  (iv) Sellers have received no notice that any of the Real Property is listed or proposed for listing on the National Priorities List pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601, et seq.) ("CERCLA"), or any similar federal, state or foreign list of sites evidencing Hazardous Materials contamination of such Real Property and/or requiring investigation or clean-up;

                  (v) Sellers have received no notice that any Lien has been imposed on any of the Real Property by any Governmental Authority at the federal, state, or local level in connection with the presence of any Hazardous Material on or off any of the Real Property.

                  (vi) To the knowledge of the Sellers,  during the Sellers' use or ownership of the Real Property or, to the knowledge of the Sellers, during the use or ownership of the Real Property by any other party, including prior owners or operators, there have been no Releases by the Company on, into or from the Real Property (including, without limitation, soils, groundwater, surface water, buildings and other structures) currently owned, leased, operated, managed or controlled by it that have caused Hazardous Material contamination resulting in any material unpaid liability under any Environmental Law; and to the knowledge of the Sellers, none of the Real Property contains any damaged friable asbestos-containing materials or underground storage tanks;

                  (vii) To the knowledge of the Sellers, during the Sellers' use or ownership of the Real Property or, to the knowledge of the Sellers, during the use or ownership of the Real Property by any other party, including prior owners or operators, there were no Releases by the Company on, into or from the Real Property formerly owned, leased, operated, managed or controlled by the Company that caused Hazardous Material contamination during such period of ownership, lease, operation, management or control;

                  (viii) The Company  does not have any  material  assessed  and unpaid liability under any Environmental Law arising out of any Hazardous Material contamination at any other location (including, without limitation, any location to which any Hazardous Material has been generated, treated, stored or disposed by or on behalf of the Company) and, based on present uses and current applicable Environmental Laws, the Sellers have no knowledge of any facts or circumstances that could result in a material liability under any Environmental Law; and

                  (ix) The  Company  has not been served with notice or citation in any civil, criminal or administrative actions, suits, hearings or proceedings, and has received no written notices of violation pending or, to the knowledge of the Sellers, threatened, against the Company under any Environmental Law.

      3.17 Plant, Property and Equipment. With respect to the plants, offices and other facilities located on the Properties and the current use thereof by the Company, except as set forth in Section 3.17 of the Disclosure Schedule,

            (a) the structures and equipment owned or used by the Company are, except for vehicles and machinery undergoing repair in the ordinary course of business, in good operating condition and repair, ordinary wear and tear excepted;

            (b) The Company has not received written notification that it is in violation of any applicable material building, zoning, health or other similar land use Law in respect of their operations or the Properties;

            (c) no  condemnation  of any portion of the  Properties has occurred since January 1, 2000 and the Company has not received any written notice from a Governmental Authority related to any future, proposed or threatened condemnation of any portion of the Properties; and

            (d) No real property owned by the Sellers is necessary for the operation of the Business of the Company.

      3.18 Insurance.

            (a) The insurance policies maintained with respect to the Company and its business, assets and properties as of the date hereof are listed in Section 3.18(a) of the Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable under such policies have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

            (b) There is no material default by the Company or, to the knowledge of the Sellers, any other Person, with respect to any provision contained in any such policy or binder listed in Section 3.18(a) of the Disclosure Schedule, nor has there been, to the knowledge of the Sellers, any material failure by the Company to give notice of, or to present, any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.

      3.19 Accounts Receivable.

            (a) All accounts receivable and notes due and uncollected of the Company reflected on the Interim Balance Sheet or arising subsequent to the date of the Interim Balance Sheet (i) have arisen from bona fide transactions in the ordinary course of business of the Company; and (ii) represent valid obligations due to the Company enforceable in accordance with their terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except with respect to "Retainage Not Due Receivables" as defined below, at least ninety percent (90%) of the Net Accounts Receivable existing as of the Closing Date will be fully collectible in accordance with the prior commercial practices employed by the Business by no later than March 31, 2006. "Retainage Not Due Receivables" refers to those claims for retainage under construction contracts and subcontracts, all of which will be fully collectible in accordance with the prior commercial practices employed by the Business, but without reference to an outside date. Except as disclosed in Section 3.19 of the Disclosure Schedule, the Company owns its accounts receivable, free and clear of all Liens.

            (b) Since the date of the Interim Balance Sheet, there have not been any write-offs of any notes or accounts receivable of the Company in excess of applicable reserves nor is there any such write-off which has not been made by which is required to be made consistent with past practices, as of the date of this Agreement, except for write-offs which were made in the ordinary course of business and consistent with past practice.

      3.20 Inventories. The inventories of the Company are reflected on the Interim Balance Sheet and in their respective books and records in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Except as set forth in Section 3.20 of the Disclosure Schedule, since the Balance Sheet Date, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory, except for write-downs and reserves that were made in the ordinary course of business and that have not had, either individually or in the aggregate, a Material Adverse Effect.

      3.21 Absence of Certain Business Practices. To the knowledge of the Sellers, since January 1, 2000, none of the Sellers or any of their Affiliates nor any officer, director, employee or agent of any thereof, or any Person known to be acting on their behalf has breached, to the extent applicable, (i) the terms of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, dated December 17, 1997, or (ii) the United States Foreign Corrupt Practice Act. Each Seller represents and warrants only to its own activities related to the forgoing.

      3.22 Transactions with Affiliates.

            (a)  Except  as set  forth  in  Section  3.22(a)  of the  Disclosure
      Schedule, none of the Company Contracts between the Company, on the one hand, and the Sellers or any of their Affiliates, on the other hand, will continue in effect after the Closing, provided that each Seller other than the Judds makes such representation only as to Company Contracts between the Company and such Seller.

            (b) After the Closing neither the Sellers nor any of their Affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the Business. Neither the Sellers nor any of their Affiliates have any direct or indirect ownership interest in any Person (other than the Company) in which the Company has any direct or indirect ownership interest or with which the Company competes or has a business relationship. Except as set forth in Section 3.22(b) of the Disclosure Schedule, neither the Sellers nor any of their Affiliates (other than the Company) provide any services to the Company.

      3.23 Suppliers.

            (a)  Except  as set  forth  in  Section  3.23(a)  of the  Disclosure
      Schedule, between the Balance Sheet Date and the date of this Agreement, the Company has not entered into or made any contract or commitment with any supplier other than in the ordinary course of business. Except for the suppliers named in Section 3.23(b) of the Disclosure Schedule, the Company does not have any supplier (other than another Company) the purchases from which have constituted or constitute five percent (5%) or more of the aggregate purchases from suppliers of the Company during the period from July 1, 2004 to June 30, 2005. Except as set forth in Section 3.23(c) of the Disclosure Schedule, since the Balance Sheet Date, no supplier has given the Company notice of cancellation, termination or other material alteration of the terms of any material Company Contract governing its relationship with the Company, or notified the Company in writing of any intention to materially alter its relationship with the Company, change its prices or modify its pricing policies for goods or services provided to such Company, effective prior to, as of or within one year after the Closing Date, except in the ordinary course of business.

            (b) Each of the Company's agreements with its suppliers (i) has been negotiated in arm's-length transactions and (ii) does not, individually or in the aggregate, require purchases by the Company of items in excess of its reasonably predicted requirements.

      3.24 Customers. Except for the customers named in Section 3.24(a) of the Disclosure Schedule, the Company does not have any customer to which it has made more than five percent (5%) of its aggregate sales during the period from July 1, 2004 to June 30, 2005. Except as set forth in Section 3.24(b) of the Disclosure Schedule, since the Balance Sheet Date, no customer has given the Company notice of cancellation, termination or other material alteration of its relationship with the Company or under any material Company Contract between such customer and the Company or notified the Company in writing of any intention to materially alter its relationship with the Company, seek to change the prices or modify the pricing policies for goods or services provided by the Company under any Company Contract or other agreement between such customer and the Company, effective prior to, as of or within one year after the Closing Date, except in the ordinary course of business.

      3.25 Product Liabilities.

            (a)  Except  as set  forth  on  Section  3.25(a)  of the  Disclosure
      Schedule, since January 1, 2003, Sellers have received no notice of citations or decisions by any Governmental Authority that any product sold, marketed or distributed by the Company is defective, fails to meet standards promulgated by such Governmental Authority or is misbranded and no Governmental Authority has ordered a recall of a product sold, marketed or distributed by the Company.

            (b) Except as set forth on Section 3.25(b) of the Disclosure Schedule, (i) since January 1, 2003, there has not been any product liability claim asserted against the Company with respect to any product sold by the Company that resulted, individually, in a Loss of more than $50,000 or, together with all other such claims, resulted in Loss of more than $100,000, and (ii) there are no product liability claims with respect to such products pending, or, to the knowledge of the Sellers, threatened, against or directly affecting the Company that could reasonably be expected to, individually, result in a Loss of more than $50,000 or, together with all other such claims, result in Loss of more than $100,000.

      3.26 Assets Used in Business. Except as disclosed in Section 3.26 of the Disclosure Schedule, the property and assets owned, licensed or leased by the Company constitute all of the property and assets used or held for use in connection with the Business as currently conducted on the date of this Agreement.

      3.27 Capital Expenditures. There are no material capital expenditures that to the knowledge of Sellers will be required within twelve (12) months of the date hereof to enable the Business to be operated in substantially the same manner as currently operated that are not identified in Section 3.27 of the Disclosure Schedule.

      3.28 Intentionally Omitted.

      3.29 Former Lines of Business. The Company has no liabilities or obligations (to employees or former employees, or otherwise) arising out of the discontinuance or disposal by the Company of any former line of business prior to the Closing.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE SELLER ANCILLARY DOCUMENTS, NEITHER THE SELLERS NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS OR ANY OF ITS PRODUCTS, AND THE SELLERS EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY.

      Section 4. Certain Covenants, Representations and Warranties of the Buyer.

      The Buyer hereby represents and warrants to the Sellers as follows:

      4.1 Organization. The Buyer is a business entity duly organized, validly existing, and in good standing (if applicable) under the Laws of the jurisdiction of its organization, and is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the character of its current activities requires such qualification.

      4.2 Authorization. The Buyer has the corporate or company power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements to be executed by it and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Ancillary Agreements and the performance by the Buyer of its covenants and agreements hereunder and thereunder have been duly and validly authorized by all necessary board, manager, shareholder or member action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the Buyer Ancillary Agreements, when executed and delivered by the Buyer on the Closing Date, will constitute, a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      4.3 Absence of Restrictions and Conflicts. The execution, delivery, and performance of this Agreement and the Buyer Ancillary Agreements, the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Agreements, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Agreements do not and will not (as the case may be) violate or conflict with, constitute a breach or violation of or default under, permit the acceleration of any obligation under or give rise to any right of termination under, (a) any term or provision of the charter documents, bylaws, operating agreements or organizational documents of the Buyer, (b) any agreement or other obligation or instrument to which the Buyer is bound or by which the Buyer or any of its assets or properties are bound or subject, or (c) any Law or Order. No consent, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority, or with any third party with respect to any agreement or arrangement referred to in clause (b) of the preceding sentence, with respect to the Buyer, is required in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

      4.4 Brokers, Finders, and Investment Bankers. Except for Terra Nova Capital, the Buyer has not engaged any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement.

      4.5 Purchase for Investment.

            (a) The Buyer is acquiring the Shares solely for investment for its own account and not with the view to, or for resale in connection with, any "distribution" (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof. The Buyer understands that the Shares have not been registered under the Securities Act or any state or foreign securities Laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign Law unless an applicable exemption from registration is available.

            (b) The Buyer is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

            (c) Buyer has such knowledge and experience in financial and business matters in general and with respect to businesses of a nature similar to the business of NTSC so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares.

            (d) To the extent it believes appropriate prior to signing this Agreement, Buyer (i) has received all the information it has deemed necessary to make an informed investment decision with respect to the execution of this Agreement and the acquisition of the Shares, (ii) has had the opportunity to conduct adequate due diligence and review the information provided or made available to it by NTSC; (ii) has had the unrestricted opportunity to make such investigation as it has desired pertaining to NTSC and the acquisition of the Shares and to verify the information that is, and has been made, available to it; and (iv) has had the opportunity to ask questions of NTSC regarding NTSC's business operations and financial condition.

      4.6 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened against the Buyer, by or before any Governmental Authority or by any third party that challenges the validity of this Agreement or that would be reasonably likely to adversely affect or restrict the Buyer's ability to consummate the transactions contemplated hereby.

      4.7 Financing; Availability of Funds. The Buyer has received a financing term sheet in the form attached hereto as Schedule 4.7 (the "Term Sheet"). All fees required to be paid under the Term Sheet have been paid in full. At the Closing Date, upon receipt of the financing contemplated by the Term Sheet (the "Financing"), the Buyer will have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable in cash by the Buyer pursuant to this Agreement.

      4.8 The Buyer has advised the Sellers, and will promptly advise the Sellers, in writing of every fact and or condition known to or hereafter discovered by the Buyer prior to Closing, as a result of its independent review and analysis referred to in Section 4.11, or otherwise, which would make any of the warranties and representations of the Sellers untrue in any material respect.

      4.9 The Buyer and the Company will comply in all respects with the WARN Act or with any similar foreign Law, including by furnishing any required notice of any "plant closing," "mass layoff" or collective dismissal, as applicable, in respect of any termination of Employees or former Employees of the Company after the Closing Date.

      4.10 The Buyer shall cause the Company to maintain in full force and effect, from the Closing Date through the applicable Claims Periods, insurance on the Company's business, assets and properties, for coverage and in amounts not less than the coverage under the policies listed in Section 3.18(a) of the Disclosure Schedule, to the extent such coverage remains available on commercially available terms.

      4.11 The Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that the Sellers have provided it with access to the personnel, properties, premises and records of the Company for this purpose.

      Section 5. Additional Covenants and Agreements.

      5.1 Conduct of Business. Except as expressly provided for herein or as consented to by the Buyer (which consent shall not be withheld unreasonably, delayed or conditioned), during the period from the date of this Agreement to the Closing Date, the Judds shall cause the Company to act and carry on its Business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and Employees and preserve the goodwill of those engaged in material business relationships with such Company. To that end, without limiting the generality of the foregoing, the Judds shall not permit the Company to, without the prior consent of the Buyer (which consent shall not be withheld unreasonably, delayed or conditioned):

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

            (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

            (c) amend its charter documents, bylaws, operating agreements or organizational documents;

            (d) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

            (e) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its Business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

            (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or (ii) make any loans or advances to any other Person, other than short-term credit extended to customers in the ordinary course of business consistent with past practice;

            (g) make any new capital expenditure or expenditures not otherwise in accordance with the Capital Expenditure Plan;

            (h) enter into, amend or terminate any Company Contract or knowingly waive release or assign any material rights or claims, other than in the ordinary course of business consistent with past practice;

            (i) enter into any compromise or settlement of, or take any other material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigation in the ordinary course of business;

            (j) grant or agree to grant to any officer, Employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Benefit Plans, except as may be required under existing agreements or by Law;

            (k) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

            (l) make any material oral or written representation or communication with respect to any aspect of the Company Benefit Plans to employees of the Company that are not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plans in effect at the time when the representation or communication is made, except for representations or communications concerning amendments to the Company Benefit Plans that are required by Law or a Governmental Authority, and except for any actions that would not have a Material Adverse Effect;

            (m) enter into or amend any employment, consulting, severance or similar agreement or arrangement with any individual, except with respect to new hires of non-officer Employees in the ordinary course of business consistent with past practice;

            (n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

            (o) make or rescind any material Tax election or settle or compromise any material income Tax liability;

            (p) make any change in any method of accounting or accounting practice or policy, except as required by any changes in GAAP;

            (q) enter into any agreement, understanding or commitment that restrains, limits or impedes its ability to compete with or conduct the Business or any line of business;

            (r) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of its Employees;

            (s) except as otherwise  permitted in the other  subsections of this
      Section 5.1, intentionally take any action that would result in any of its representations and warranties set forth in this Agreement becoming untrue; or

            (t) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

      5.2 Access to Information.

            (a) Between the date of this Agreement and the Closing, the Judds shall (i) give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Company; (ii) permit the Buyer to make such inspections thereof as the Buyer may reasonably request; and (iii) cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the Business and properties of the Company as the Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of the Company's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the Business operations of the Sellers or the Company.

            (b) All information concerning the Sellers or the Company furnished or provided by the Sellers, the Company or their representatives to the Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality provisions set forth in the Nondisclosure Agreement dated May 12, 2005, by and among Luther Capital Management, Inc. and the Company.

      5.3 Consents.

            (a) Each of the parties hereto shall cooperate, and use its reasonable best efforts, to (i) defend against any lawsuits or other legal proceedings, whether judicial or administrative, at law or in equity, challenging this Agreement, the Seller Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated, stayed or reversed and (ii) make all filings and obtain all Permits of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the consents of the Governmental Authorities set forth in
      Section 5.3 of the Disclosure Schedule, in the most expeditious manner practicable. In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

            (b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, the Buyer and the Judds shall each use their reasonable best efforts to obtain any such consent or approval after the Closing Date, in the most expeditious manner practicable, until such consent or approval has been obtained.

      5.4 Reasonable Best Efforts. Each of the parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      5.5 Fees and Expenses. The Sellers will pay all costs and expenses incurred by the Sellers in connection with the transactions contemplated by this Agreement (including, without limitation, accountants' fees and expenses, but excluding the attorneys fees of Gordon & Sykes, LLP, and McDonald Sanders, PC incurred by the Judds, and of Jenkens & Gilchrist, P.C. incurred by the Tracy and Wilson families). The Buyer shall bear all such costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, and shall pay the attorneys fees of Gordon & Sykes, LLP, and McDonald Sanders, PC incurred by the Judds, and of Jenkens & Gilchrist, P.C. incurred by the Tracy and Wilson families. All costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, other than fees payable to the brokers listed in Section 3.15 hereof, shall be borne by the Company.

      5.6 Public Announcements. Upon execution of this Agreement, no party shall make any public announcements regarding this Agreement or the transactions contemplated by this Agreement to the financial community, government agencies, employees or the general public without the prior written approval of the Judds and the Buyer.

      5.7 Covenant to Satisfy Conditions. Each individual Seller will use its reasonable best efforts to ensure that the conditions set forth in Section 7 hereof are satisfied, insofar as such matters are within the actual control of such individual Seller, and the Buyer will use its reasonable best efforts to ensure that the conditions set forth in Section 7 hereof are satisfied, insofar as such matters are within the control of the Buyer.

      5.8 Employees; Employee Benefits.

            (a) For the period beginning on the Closing Date, the Buyer shall cause the Company to provide each Employee with such compensation and benefit programs as the Buyer determines, in its sole discretion, shall be provided to the Employees. The Buyer shall not be required to provide or maintain any particular plan or benefit which was provided to, or maintained for, the Employees prior to the Closing.

            (b) After the Closing Date, the Buyer shall cause the Company to indemnify and hold harmless the Sellers and their Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Company Benefit Plans, from and against, any and all Losses relating to or arising out of (i) subject to
      Section 5.16 hereof, all salaries, bonuses, commissions, vacation entitlements and other benefits accrued by the Company but unpaid as of the Closing, and (ii) any claims of, or damages or penalties sought by, any Employee, or any governmental entity on behalf of or concerning any Employee, with respect to any act or failure to act by the Buyer or its Affiliates to the extent arising from the employment, discharge, layoff or termination of any Employee following the Closing Date.

            (c) The Buyer shall cause the Company to indemnify and hold the Sellers harmless from, all liability for retiree medical and life insurance benefits payable on and after the Closing Date to retirees of the Company.

Buyer shall not be required to make any payment in order to cause the Company to do any of the foregoing.

      5.9 Intentionally Omitted.

      5.10 No Solicitation by the Buyer. For a period of two (2) years following the date hereof, if this Agreement is terminated for any reason pursuant to
Section 8, neither the Buyer nor its representatives, agents, shareholders or Affiliates, shall, directly or indirectly, solicit for employment or hire any Employee, agent or contractor of the Company other than through public medium advertising, job fairs or other general solicitations not aimed at the Employees, agents or contractors of the Company.

      5.11 Intentionally Omitted.

      5.12 Retention of Records. The Buyer agrees that it will maintain, for at least five (5) years or such longer time as may be required by Law (the "Retention Period"), the books, records and documents of the Company existing as of the Closing Date. During normal business hours, the Buyer shall afford, and shall cause the Company to afford, the Sellers and their respective representatives full access, for reasonable purposes, to such books, record and documents at all times during the Retention Period.

      5.13 Intentionally omitted.

      5.14 Financing. The Buyer shall use commercially reasonable efforts to obtain the Financing and to satisfy the conditions set forth in the Term Sheet or the related Financing agreements. The Buyer shall provide prompt written notice to the Sellers of any financing party's refusal or stated intent to refuse to provide the Financing.

      5.15 Collection of Accounts Receivable. It is agreed and acknowledged that the representation in the second sentence of Section 3.20(a) (the "Collectibility Representation") is based on the assumption that the Buyer will collect the accounts receivable as of the Closing Date in accordance with prior commercially reasonable practices of the Business and that amounts received shall be applied to the oldest accounts receivable first unless there is a bona fide dispute between the account debtor and the Buyer. In the event that the Buyer makes an indemnification claim arising out of the Collectibility Representation, upon payment of such claim by the Sellers, the Buyer shall assign, or cause the Company to assign, free and clear of any and all Liens, to the Sellers all right, title and interest in and to the accounts receivable subject to such claim and the Sellers shall thereafter be entitled to endeavor to collect such accounts receivable for their own account.

      5.16 Pension Contribution. Between the date hereof and the Closing Date, the Buyer and Sellers (other than the Pension Plan in its capacity as one of the Sellers) shall also establish an account with a financial institution acceptable to the Buyer and Sellers to be subject to the joint direction of a representative to be named by the Buyer and a representative to be named by the Sellers which shall be funded on the Closing Date by the sums to be paid by Buyer pursuant to Section 1.3(b) in the amount of $1,350,000 pursuant to the Pension Plan Joint Account Agreement to be executed by the parties at Closing, to be in form and substance acceptable to the parties. Notwithstanding anything herein, or in any other agreement executed in connection herewith, to the contrary, the Buyer's exclusive remedies for any shortfall in funding of the Pension Plan, for any breach of the representations and warranties in Section 3.12, and for any other claim related to the Pension Plan, shall be the disbursement of funds pursuant to the Pension Plan Joint Account Agreement. Sellers hereby irrevocably appoint Robert P. Judd as "Seller's Representative" for the purpose of and with authority to issue any notice or directive and to exercise all other rights of Sellers with respect to the Pension Plan Joint Account and the Indemnity Joint Account; with Janet Judd to serve as successor Seller's Representative in the event of his death, resignation or inability to serve; and with Robert P. Judd, Jr., to serve as successor Seller's Representative in the event of Janet Judd's death, resignation or inability to serve. The last Seller's Representative serving, where there is no successor Seller's Representative willing or able to serve, may by written instrument appoint a successor Seller's Representative to serve in the event of the death, resignation or inability to serve of the said last Seller's Representative. All actions taken by Seller's Representative shall be binding upon all Sellers.

      5.17 Retirement Committees. Between the date hereof and the Closing Date, effective as the Closing Date, by written consent (i) the NTSC Compensation & Benefits Committee shall appoint the NTSC Retirement Committee (with individual committee membership to be appointed by Omaha Holdings Corp. at a later date) to replace the NTSC Retirement Committee and the current plan administrator under the applicable Company Benefit Plan and (ii) the Board of Directors of North Texas Steel Company, Inc. shall (except as provided in (i) above) remove all power, authority and obligation previously given to the NTSC Compensation & Benefits Committee under the Company Benefit Plans and approve amendment to the applicable Company Benefit Plans in furtherance thereof.

      Section 6. Restrictive Covenants.

      6.1 Definitions. For the purposes of this section:

            (a) "Company Activities" means the fabrication of steel of the type conducted, offered, or provided by the Company as of the date hereof;

            (b) "Noncompetition Period" or "Nonsolicitation Period" means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date;

            (c) "Territory" means the area where customers and actively sought prospective customers of the Company are located.

      6.2 Noncompetition.

            (a) Acknowledgment. Each Seller acknowledges that the Company conducts the Company Activities throughout the Territory and that to protect adequately the interest of the Buyer in the Business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all Company Activities and the entire Territory for the duration of the Noncompetition Period.

            (b) Noncompetition Covenant. Each Seller hereby agrees, for itself only, that it will not, during the Noncompetition Period, directly, indirectly or by assisting others, conduct Company Activities in the Territory or otherwise engage in, or have an equity or profit interest in, any business that conducts the Company Activities in the Territory. Notwithstanding anything in this Agreement to the contrary, the acquisition by a Seller of up to two percent (2%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market shall not be deemed to be the conduct of a Company Activity. The Buyer acknowledges that in the course of acquiring business entities or assets ("Acquired Entities"), a Seller may wish to acquire an Acquired Entity that engages in the Company Activities as part of its business activities. The Buyer agrees that nothing in this Agreement shall prevent any Seller from acquiring (and, thereafter, owning and operating) an Acquired Entity during the Noncompetition Period that engages in the Company Activities, provided that the revenues derived from the Company Activities by the Acquired Entity do not exceed ten percent (10%) of the total revenue of the Acquired Entity during any twelve month period during the Noncompetition Period.

            (c) Nonsolicitation. Each Seller hereby agrees that it will not, during the Nonsolicitation Period, directly, indirectly or by assisting others, solicit to employ any Employee, other than through public medium advertising, job fairs or other general solicitations and other than those individuals listed in Section 6.2(c) of the Disclosure Schedule. Furthermore, each Seller hereby agrees that it will not, during the Nonsolicitation Period, directly or indirectly or by assisting others, solicit any customer who is a customer as of or at any time before the Closing Date of Company to terminate, change or alter in any way its business relationship or any agreement with the Company, nor to establish a business relationship or enter into an agreement with Seller in a competitive manner.

      6.3 Severability. The parties hereto recognize that the Laws and public policies of the various States of the United States and legal jurisdictions outside the United States may differ as to the validity and enforceability of the covenants similar to those set forth in Section 6.2(b). It is the intention of the parties that the provisions of Section 6.2(b) be enforced to the fullest extent of the Laws and policies of each jurisdiction in which enforcement may be sought and that the invalidity or unenforceability (or modification to conform to such Laws) of any provision of Section 6.2(b) shall not render invalid, void, unenforceable, or impair, the remainder of the provisions of Section 6.2(b) or the enforcement of such provision in any other jurisdiction in which enforcement may be sought. Accordingly, if a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Sellers, the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Sellers. In this regard, the Sellers hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Agreement to the remaining portion of the Territory, the remaining business activities, and the remaining time period not so severed by such judicial or arbitral authority.

      6.4 Equitable Relief. Each Seller hereby agrees that any remedy at law for any breach of the provisions contained this Agreement shall be inadequate and that the Buyer shall be entitled to seek equitable relief in addition to any other remedy the Buyer might have under Section 6 of this Agreement. Nothing in this Section 6.4 will limit any rights or remedies otherwise available to the Buyer under Law.

      Section 7. Conditions to Obligations of the Parties

      7.1 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction or written waiver at or prior to the Closing of the following conditions:

            (a) Injunction. There will be no effective Order of any nature issued by a Governmental Authority to the effect that the transactions contemplated herein may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Authority for the purpose of obtaining any such Order and no written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

            (b) Regulatory Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution,
      delivery  or  performance  of  this  Agreement  or   consummation  of  the
      transactions contemplated hereby will have been obtained or any such filings which only require notifying a Governmental Authority shall have been filed.

      7.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Buyer contained in Section 4 of this Agreement shall be true and correct in all material respects at the date hereof and shall be true and correct in all material respects as of the Closing Date as if made at and as of such time, except for (i) changes permitted or contemplated by this Agreement, and (ii) representations and warranties which are as of a specific date;

            (b) Performance of Obligations. The Buyer shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

            (c) Buyer Certificate. An authorized officer of the Buyer shall have executed and delivered to the Sellers a certificate as to compliance with the conditions set forth in Sections 7.2(a) and (b); and

            (d) Buyer Ancillary Documents. The Buyer shall have delivered, or caused to be delivered, to the Sellers the following:

            (i) the Purchase Price;

                  (ii) a good standing  certificate for the Buyer from its state of incorporation as of a date within twenty (20) days to the Closing Date;

                  (iii) a certificate from the Secretary of the Buyer, certifying (A) as to the Buyer's certificate of incorporation and bylaws, (B) as to the due adoption by its Board of Directors authorizing the execution and delivery of this Agreement and the Buyer Ancillary Agreements and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby, and (C) that no further corporate or company action is required to authorize the transactions contemplated by this Agreement and the Buyer Ancillary Agreements; and

                  (iv) an incumbency  certificate of the Buyer  certifying as to the names and signatures of the officers of the Buyer authorized to sign this Agreement and the Buyer Ancillary Agreements.

      7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

            (a) Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement shall be true and correct in all respects at the date hereof and shall be true and correct in all respects as of the Closing Date as if made at and as of such time, except for (i) changes permitted or contemplated by this Agreement, (ii) representations and warranties which are as of a specific date and (iii) failures to comply with the foregoing condition that individually or in the aggregate would not have a Material Adverse Effect;

            (b) Performance of Obligations. Each Seller shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

            (c) Required Consents. The consents or waivers of those non-Governmental Authorities set forth in Section 7.3(c) of the Disclosure Schedule required to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained;

            (d) Resignations. To the extent requested by Buyer, the directors and officers of the Company as set forth in Section 7.3(d) of the Disclosure Schedule shall have tendered their resignations as officers and directors of the Company;

            (e) Real Estate Title. All Real Property located in the United States shall be properly titled and recorded in the name of North Texas Steel Company, Inc. and the Buyer shall have received reasonably satisfactory evidence of the foregoing;

            (f) Financing. The Buyer shall have consummated the Financing;

            (g) Sellers Certificate. Each Seller shall have executed and delivered to the Buyer a certificate as to compliance with the conditions, as applicable to each such Seller, set forth in Sections 7.3(a) and (b);

            (h) Pension Contribution. The Sellers shall have established, or caused the Company to have established, the cash contribution to the Pension Plan and established the Escrow in accordance with Section 5.16;

            (i) Seller Ancillary Documents. The Sellers shall have delivered, or caused to be delivered, to the Buyer the following:

                  (i) the documents and instruments described in Section 2.2;

                  (ii) [a duly executed FIRPTA Certificate, in substantially the same form as Exhibit 7.3(i)(vi) hereto, which shall establish that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code;]

                  (iii) a good standing  certificate (or comparable documents in the appropriate jurisdiction) for the Company from the state of incorporation as of a date within twenty (20) days to the Closing Date;

                  (iv) a certificate from the Secretary of the Company, or other authorized officer, certifying as to the Company's certificate or articles of incorporation and bylaws;

                  (v) a  certificate  from the  Secretary of each Seller that is not a natural person, or other authorized officer; certifying (A) as to such Seller's certificate or articles of incorporation or other comparable organizational documents or trust indenture, (B) as to the due adoption by its Board of Directors or Board of Managers or Trustees, as the case may be, authorizing the execution and delivery of this Agreement and the Seller Ancillary Agreements and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby and thereby, and (C) that no further corporate or other action is required to authorize the transactions contemplated by this Agreement and the Seller Ancillary Agreements;

                  (vi) the shareholder register and share certificates (including, without limitation, the instruments set forth in Section 2.2), insofar as applicable, the minute book and all books, papers, records, and other property belonging to the Company, provided that the Sellers may excise from such books, papers or records, confidential information not relating to the Company;

                  (vii) an incumbency  certificate  of each Seller that is not a natural person certifying as to the names and signatures of the officers of each of the Sellers that is not a natural person authorized to sign this Agreement and the Seller Ancillary Agreements.

      Section 8. Termination.

      8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

            (a) in writing, by mutual consent of the parties hereto;

            (b) by written notice from the Buyer to the Sellers, if any condition to the obligation of the Buyer to consummate the transactions contemplated hereby set forth in Section 7.3 becomes incapable of satisfaction prior to the Outside Date (as hereinafter defined) and shall not have been waived by the Buyer, unless the failure of consummation is the result of a material breach of the Agreement by the Buyer;

            (c) by written notice from the Sellers to the Buyer, if any condition to the obligation of the Sellers to consummate the transactions contemplated hereby set forth in Section 7.2 becomes incapable of satisfaction prior to the Outside Date and shall not have been waived by the Sellers, unless the failure of consummation is the result of a material breach of the Agreement by the Sellers;

            (d) by written notice by the Buyer or the Sellers, if the Closing has not occurred on or prior to [September 30,] 2005 (the "Outside Date"), unless the failure of consummation is the result of a material breach of the Agreement by the party seeking to terminate this Agreement; or

            (e) by written notice by the Buyer or the Sellers, if any Governmental Authority issues an order permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order shall become final and non-appealable.

      8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given by the Sellers, on the one hand, or the Buyer, on the other hand, so terminating to the other parties, and this Agreement shall become null and void and have no effect and the transactions contemplated hereby shall be abandoned. If this Agreement is terminated pursuant to Section 8.1 hereof:

            (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same or, upon prior written notice to such party, shall destroy all such documents, work papers and other materials and deliver notice to the parties seeking destruction of such documents that such destruction has been completed, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Provisions;

            (b) all filings, applications and other submissions made pursuant hereto shall, at the option of the Sellers, and to the extent practicable, be withdrawn from the agency or other Person to which made; and

            (c) there shall be no liability or obligation hereunder on the part of the Sellers, the Company, the Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except (i) to the extent that such termination results from a material breach by a party of any representation, warranty, covenant or agreement in this Agreement; and (ii) except that the obligations provided for in this Section 8.2 and Sections 5.5, 5.6, 5.10, 11.1, 11.7 and 11.11 hereof and in the Confidentiality Provisions shall survive any such termination.

      Section 9. Indemnification.

      9.1 Joint and Several Indemnification Obligations of the Sellers. Except to the extent otherwise provided in this Section 9, the Sellers shall, jointly and severally, indemnify, defend, and hold harmless the Buyer and its officers, directors, employees, and Affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "Buyer
Indemnified Parties") from, against, and in respect of any and all Losses arising out of or relating to:

            (a) any breach or inaccuracy of any representation or warranty made by the Sellers in this Agreement or any certificate or document delivered pursuant to this Agreement (provided, that with respect to any breach of (i) the representations and warranties in Section 3.12 which directly relate to the Pension Plan, the remedies under the Pension Plan Joint Account Agreement entered pursuant to Section 5.16 shall be Buyer's exclusive remedies and (ii) the representations and warranties in Section 3.4(b), the remedies under Section 9.9 shall be Buyer's exclusive remedies); and

            (b) any breach of any covenant, agreement, or undertaking made by the Sellers in this Agreement.

      9.2  Indemnification  Obligations  of  the  Buyer.  (a)  The  Buyer  shall indemnify and hold harmless the Sellers and their respective officers, directors, employees, and Affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "Seller
Indemnified Parties") from, against, and in respect of any and all Losses arising out of or relating to:

            (a) any breach or inaccuracy of any representation or warranty made by the Buyer in Section 4;

            (b) any breach of any covenant, agreement, or undertaking made by the Buyer in this Agreement; and

            (c) the conduct of the business of the Company and its subsidiaries after the Closing Date.

            (b) Buyer hereby releases the Seller Indemnified Parties now and forever, from any and all causes of action, claims, demands or liabilities, whether direct or indirect, relating to, or arising from the existence of toxic or hazardous wastes or materials of any kind on the Real Property or arising from any use of the Real Property; provided that this release shall not release any claim arising out of a breach of the representation and warranty contained Section 3.16. In addition, Buyer shall indemnify and hold harmless the Seller Indemnified Parties from, against, and in respect of any and all Losses arising out of or relating to the use, spill, disposal, manufacture, storage or release of any hazardous or toxic wastes, substances, chemicals or materials by Buyer or the Company or by any of Buyer's or the Company's agents, contractors, employees, invitees, tenants, successors or assigns on or upon the Property. The foregoing indemnification shall include, without limitation, any costs or expenses assessed against or incurred after the date of this Agreement by the Sellers as a result of any removal or remedial obligations imposed with respect to the Property under any Environmental Laws.

      9.3 Indemnification Procedure.

            (a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter referred to as, collectively, an "Indemnified Party") of notice by a third party of any claim or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Losses (ignoring, for this purpose, the Threshold Amount (as hereinafter defined)), such Indemnified Party shall promptly notify the Buyer or the Sellers, as the appropriate indemnifying party or representative thereof (the "Indemnifying Party"), of such claim or of the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall not affect the indemnification obligations hereunder in the absence of actual prejudice. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such action or proceeding, including the engagement of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding; provided, further, that if, under applicable standards of professional conduct and in the good faith judgment of counsel to both the Indemnified Party and the
      Indemnifying Party, a conflict with respect to any significant issue between any Indemnified Party and the Indemnifying Party exists in respect of such claim, the Indemnifying Party shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

            (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise, or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and is not conditioned upon the payment of any amount by the Indemnifying Party (or for which indemnification may be sought hereunder), or does not contain or result in any restriction, interference, or condition that would apply to such Indemnifying Party or its Affiliates or to the conduct of any of their respective businesses (whether through injunctive or equitable relief or otherwise). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified Party or any Affiliate thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or its Affiliates or to the conduct of any of their respective businesses; and (iii) the Indemnifying Party shall obtain, as a condition of such settlement, a complete unconditional release of each Indemnified Party.

            (c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or in accordance with Section 11.11 hereof) and, within five (5) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder; provided, however, that other than as specifically set forth herein, if the Sellers are the Indemnifying Party all amounts to be paid by them to the Indemnified Parties shall be paid pursuant to the terms of the Indemnity Joint Account Agreement, as applicable.

      9.4 Claims Period. For purposes of this Section 9, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Section 9 by an Indemnified Party, which period shall begin on the Closing Date and terminate on the earlier of (i) the termination date of the Indemnity Joint Account Agreement, or (ii) the date on which there are no funds remaining in the Indemnity Joint Account Agreement. Notwithstanding the foregoing, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. Any claim for indemnity for which an Indemnifying Party shall not have been properly notified prior to the close of business on the last day of the applicable Claims Period shall be barred, and the Indemnifying Party shall have no liability therefor to the Indemnified Party.

      9.5 Threshold and Cap Amounts. Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers have any liability for Losses arising under this Agreement, the Indemnity Joint Account Agreement or any other agreement (other than Losses for any breach of the representations and warranties in Section 3.12 related to the Pension Plan and excluding Losses covered by Section 9.9) executed in connection herewith or therewith, until the aggregate of all such Losses for which indemnification is sought therefor exceeds FIFTY THOUSAND DOLLARS ($50,000.00) (the "Threshold Amount"), after which the Buyer shall be entitled to be fully indemnified for all Losses that, in the aggregate, are in excess of the Threshold Amount, subject to the other terms of Section 9. The aggregate liability of all Sellers for all Losses under this Agreement, the Indemnity Joint Account Agreement or any other agreement (other than Losses for any breach of the representations and warranties in Section 3.12 related to the Pension Plan and excluding Losses covered by Section 9.9) executed in connection herewith or therewith shall be limited to FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) (the "Aggregate Cap"), provided that the Aggregate Cap shall be reduced to $300,000.00 on January 30, 2007, further reduced to $200,000.00 on July 30, 2007, further reduced to $100,000.00 on July 30, 2008, and further reduced on July 30, 2009, to zero; provided further, however, while it is agreed that the Aggregate Cap shall be reduced as aforesaid, no amount of the Indemnity Joint Account Deposit otherwise payable to the Sellers that would reduce the Indemnity Joint Account Deposit below an amount sufficient to indemnify the Buyer Indemnified Parties for Losses which have been asserted by them and which have not been barred pursuant to Section 9.4, shall be paid to Sellers, but instead shall be retained as a part of the Indemnity Joint Account Deposit, until such Losses are finally resolved. The parties agree that the indemnification provided hereunder is a "claims made" indemnity not a "claims paid" indemnity. Each Seller's liability for Losses under this Section 9 shall be limited to an amount equal to the result of multiplying the Aggregate Cap times their respective Ownership Percentage, and shall be subject to satisfaction solely out of the funds on deposit pursuant to the Indemnity Joint Account Agreement. Notwithstanding the foregoing, Losses arising pursuant to any matter constituting fraud under applicable Law by the Sellers shall not be subject to the Threshold Amount or the Aggregate Cap, provided that liability for any matter constituting fraud shall be several only, that is, no Seller shall be liable for the fraud of any other Seller. As used in this Agreement, "fraud" and "fraud under applicable Law" shall mean actual fraud, and Losses from the "actual fraud" of any Seller shall not be deemed to have been suffered or incurred by a Buyer Indemnified Party unless such Losses were caused by a representation and warranty of such Seller in this Agreement that was (i) false, (ii) positively asserted with the knowledge of such Seller of its falsity when made, (iii) made by such Seller with the intent that it be acted upon by Buyer, and (iv) relied upon by Buyer.

      9.6 Limitations on Indemnification. Notwithstanding anything contained herein to the contrary:

            (a) The amount of Losses to which an Indemnified Party may be entitled to be indemnified against and reimbursed for under this Section 9 shall be (i) reduced by any indemnity or other recovery under any contract between an Indemnified Party and any third party and (ii) reduced by any insurance proceeds received by an Indemnified Party with respect to such Losses. The parties shall cooperate with each other with respect to making claims under any contracts between the Company and any third parties which agreements provide indemnification or similar rights for the benefit of the Company.

            (b) If the Indemnifying Party makes any payment (or a payment is made from the deposit under the Indemnity Joint Account Agreement, then to the extent it is chargeable to such Indemnifying Party) under this Section 9 with respect to any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or other party with respect to such Losses, and the Indemnified Party shall assign to the Indemnifying Party any and all rights with respect to which and to the extent to which indemnification shall have been sought or made under this Agreement, and the Indemnified Party shall not take any action which directly or indirectly would affect such claims that the Indemnifying Party may have with respect thereto and shall cooperate fully with the Indemnified Party in pursuing such claims.

            (c) No Indemnifying Party shall be liable hereunder (and no Indemnified Party shall be entitled to payment from the deposit under the Indemnity Joint Account Agreement) for any special, consequential, punitive or loss of opportunity damages of any kind or nature (other than for any such damages actually incurred by an Indemnified Party to an unaffiliated third party).

            (d) Attorney, consultant, and other professional fees and disbursements incurred by an Indemnified Party in connection with this
      Section 9 shall be reasonable and based only on time actually spent which shall be charged at no more than such professional's standard hourly rate.

      9.7 Exclusive Remedy. Except (a) for a breach of any representation or warranty in Section 3.4(b), (b) for a breach of any representation or warranty in Section 3.12 related to the Pension Plan, (c) for a breach of any representation, warranty, or covenant as a result of any matter constituting fraud under applicable Law, and (d) remedies available under the Seller Ancillary Agreements, the Buyer Ancillary Agreements and the Confidentiality Provisions, following the Closing, the indemnification provisions of this
Section 9 shall be the exclusive remedy of the parties hereto against any other party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby, and satisfaction of the claims of Buyer Indemnified Parties shall be limited to the remedies under the Indemnity Joint Account Agreement.

      9.8 Indemnity Joint Account Agreement. Between the date hereof and the Closing Date the Buyer and Sellers shall also establish an account with a financial institution acceptable to the Buyer and Sellers, to be subject to the joint direction of a representative to be named by the Buyer and Seller's Representative (as identified in Section 5.16), and to be funded by the sums to be paid by Buyer pursuant to Section 1.3(c), pursuant to the Indemnity Joint Account to be executed by the parties at Closing, to be in form and substance acceptable to the parties.

      9.9 Indemnification Obligations of Sellers as to Stock Ownership. Except to the extent otherwise provided in Sections 9.6(c) and (d), each individual Seller shall, severally and not jointly, indemnify, defend, and hold harmless the Buyer Indemnified Parties from, against, and in respect of any and all Losses arising out of or relating to any breach or inaccuracy of such Seller's representations and warranties made in Section 3.4(b) as to such Seller's Shares.

      Section 10. Tax Matters.

      10.1 Preparation and Filing of Tax Returns. The Sellers in charge of the day to day operations of the Company will prepare and timely file, or will cause to be prepared and timely filed, all appropriate Federal, state, provincial, local and foreign Tax Returns in respect of the Company and its assets or activities that are required to be filed on or before the Closing Date. The Company shall not file any new Tax Returns described in the preceding sentence without first delivering a copy of such Tax Returns to the Buyer and accepting any changes to such Tax Returns that the Buyer reasonably requests. The Buyer will prepare or cause to be prepared and will timely file or cause to be timely filed all other Tax Returns required of the Buyer and its subsidiaries and Affiliates (including the Company), or in respect of their assets or activities. Any such Tax Returns that include periods ending on or before the Closing Date or that include the assets or activities of the Company prior to the Closing Date will, insofar as they relate to the Company, be on a basis consistent with the last previous such Tax Returns filed in respect of the Company, unless the Sellers or the Buyer, as the case may be, reasonably conclude(s), and notifies the other party in writing, that there is no reasonable basis for such position. The Buyer shall not file any Tax Return with respect to the Company, or with respect to its assets or activities, that includes periods ending on or before the Closing Date or that include the assets or activities the Company prior to the Closing Date without first delivering a copy of such Tax Return to the Judds and accepting any changes to such Tax Returns that the Judds reasonably request. None of the Buyer or its Affiliates will file any amended Tax Returns for any periods for or in respect of the Company (or its assets or activities) with respect to which the Buyer is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 10.1 without the prior written consent of the Judds, which consent shall not be unreasonably withheld, provided, however, the Buyer, without consent of the Sellers, may amend such Tax Returns due to any carryback of any net operating loss, net capital loss, charitable contribution or other carryback item arising after the Closing Date.

      10.2 Payment of Taxes. The Sellers in charge of the day to day operations of the Company shall timely cause the Company to pay (a) all Income Taxes, and all Taxes shown as due other than Income Taxes, with respect to Tax Returns which such Sellers are obligated to prepare and file or cause to be prepared and filed pursuant to Section 10.1 and (b) all Taxes other than Income Taxes due on or before the Closing Date for which no Tax Return is required to be filed. The Buyer shall cause the Company to pay (Buyer shall not be obligated or liable to make any payment in order to cause the Company to make such payments hereunder)
(a) all Income Taxes, and all Taxes shown as due other than Income Taxes, with respect to Tax Returns which the Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 10.1 and (b) all Taxes other than Income Taxes due and payable after the Closing Date for which no Tax Return is required to be filed.

      10.3 Intentionally Omitted.

      10.4 Intentionally Omitted.

      10.5 Intentionally Omitted.

      10.6 Tax Cooperation. Each of the Buyer and the Sellers will provide the other party with such information and records and make such of its representatives available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Company. The Buyer will prepare or cause the Company to prepare, within sixty (60) days after the Closing Date, in a manner consistent with past practice, the Tax work paper preparation package or packages necessary to enable the Sellers to prepare Tax Returns the Sellers are obligated to prepare or cause to be prepared pursuant to Section 10.1..

      10.7 Tax Contests.

            (a) If a claim is made by any taxing authority which, if successful, might result in an indemnity payment to any member of the Buyer
      Indemnified Parties, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a "Tax Claim"); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.

            (b) With respect to any Tax Claim relating to Taxes and relating to a taxable period ending on or before the Closing Date or to any other taxable period in which the Company joined in filing any Consolidated Tax Return, the Sellers will control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. The Buyer will control all proceedings and may make all decisions in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 10.8(b) or a Tax Claim described in Section 10.8(c) (including selection of counsel).

            (c) Each of the Buyer, the Company and their respective Affiliates, on the one hand, and the Sellers and their respective Affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

      10.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest), incurred in connection with, or as a result of, the Buyer's acquisition of the Shares or any other action contemplated by this Agreement will be paid as follows: (a) one-half by the Buyer and one-half by the Sellers, in the case of amounts payable to jurisdictions outside of the United States and (b) by the Sellers, in the case of amounts payable to the United States or to jurisdictions within the United States.

      Section 11. Miscellaneous.

      11.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

      To the Sellers:

      c/o Robert P. or Janet Judd
      37 Chelsea Drive
      Fort Worth, Texas 76134

      Jerre W. Tracy
      2734 Colonial Parkway
      Fort Worth, Texas 76109-1211

      Claude A. Wilson
      259 Creekside Drive
      Florence, Alabama 35630

      with a copy to:

      Dan Sykes
      Gordon & Sykes, LLP
      1320 S. University Drive, Suite 806
      Fort Worth, TX  76107
      Telephone:  817-338-0724
      dsykes@gordonsykes.com; and

      Kevin D. Kuenzli
      McDonald Sanders P.C.
      777 Main Street, Suite 1300
      Fort Worth, Texas 76102
      Telephone: 817-336-8651
      kkuenzli@mcdonaldlaw.com

      To the Buyer:

      Omaha Holdings Corp.
      Attn: William N. Plamondon, III
      450 Las Olas Blvd., Suite 1100
      Fort Lauderdale, Florida 33301
      Telephone: 954-764-4774
      wnp@riheller.com

      with a copy to:

      Virgil K. Johnson
      Erickson & Sederstrom, P.C.
      10330 Regency Parkway Drive
      Suite 100
      Omaha, NE 68114
      402-390-7104
      vjohn@eslaw.com

      Eric Hellige
      Pryor Cashman Sherman & Flynn LLP
      410 Park Avenue, 10th Floor
      New York, New York 10022
      212-421-4100

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified, or express mail, or courier delivery, or upon transmission by telecopy transmission, if immediately confirmed by telephone or electronic means.

      11.2 Attachments. All schedules (including the Disclosure Schedule), annexes and exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

      11.3 Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and permitted assigns. No party may assign this Agreement or its rights hereunder without, if a Seller intends to assign, the consent of the Buyer or, if the Buyer intends to assign, the consent of the Sellers, which consent, in either case, will not be unreasonably withheld or delayed; provided, however, that the Buyer may assign its rights and interests under this Agreement to any Affiliate which assumes the Buyer's obligations (provided, that, the Buyer shall remain subject to any such obligations).

      11.4 Number; Gender; Currency. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Unless otherwise expressly noted to the contrary, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

      11.5 Captions. The titles, captions, and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to sections are references to sections of this Agreement and all references to exhibits, annexes and schedules are references to exhibits, annexes and schedules to this Agreement.

      11.6 Certain Definitions. For purposes of this Agreement:

            (a) "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

            (b) "Business" means the fabrication of steel operations of the Company;

            (c) "Business Day" shall mean a day (not being a Saturday or Sunday) on which banks are open for normal banking business in New York;

            (d) "Buyer Ancillary Agreements" means each other certificate, instrument and agreement to be executed and delivered by the Buyer in connection with this Agreement, including the Pension Plan Joint Account Agreement and the Indemnity Joint Account Agreement;

            (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published ruling promulgated or issued thereunder;

            (f) "Consolidated Tax Returns" means Tax Returns which include the Company, on the one hand, and the Sellers or any of its subsidiaries or Affiliates (other than the Company), on the other hand;

            (g) "Control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and "controlling" and "controlled" have meanings correlative to the foregoing;

            (h)  "Environmental   Laws"  mean  any  and  all  Laws,  permits  or
      agreements entered into, issued, or promulgated by any Governmental Authority, relating to the protection of the environment or human health, preservation of reclamation of natural resources, or to the management or any Release of Hazardous Materials, including, but not limited to, CERCLA, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. ss. 136 et seq.), the United States Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the United States Clean Air Act of 1970 (42 U.S.C. ss. 740 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. ss. 651 et seq.), the United States Toxic Substances Control Act of 1976 (42 U.S.C. ss. 7401 et seq.), the United States Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. ss. 11001, et seq.), the United States Safe Drinking Water Act of 1974 (42
      U.S.C. ss. 300f et seq.), the United States Hazardous Materials Transportation Act (49 U.S.C. ss. 180 et seq.), and any similar or Law, and all amendments thereto or regulations promulgated thereunder effective as of the date of this Agreement;

            (i) "ERISA"  means the Employee  Retirement  Income  Security Act of
      1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder;

            (j) "Governmental Authority" means any supranational, national, sovereign, federal, state, local or foreign government or any political subdivision thereof or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government whether domestic or foreign;

            (k) "Hazardous Material" means any pollutant, contaminant or waste, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, chemical, material, constituent or any substance waste or material having any constituent elements displaying the foregoing characteristics, in each case regulated under any Environmental Law and including without limitation, asbestos, polychlorinated biphenyls, petroleum, its derivatives, byproducts and other hydrocarbons;

            (l) "Income Taxes" means all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes) or (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is described in clause (i) of this definition;

            (m) "Law" means any common law and any international, foreign, federal, state and local statutes, treaties, rules, guidelines having the force of law, regulations, ordinances, codes and administrative or judicial precedents having the force of law and in effect prior to the Closing, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof having the force of law;

            (n) "Liens" mean any pledge, lien, mortgage, encumbrance or security interest of any kind or nature whatsoever;

            (o) "Loss" or "Losses" means any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement [subject to the provisions regarding settlement under Section 9.3], costs of investigation, reasonable attorneys' and accountants' fees and expenses, removal costs, remediation costs, closure costs and expenses of investigation and ongoing monitoring) incurred, but subject to the obligation of Buyer or any Indemnified Party to mitigate any Loss against which it is indemnified;

            (p) "Material Adverse Effect" means any change or effect that is materially adverse to (i) the condition (financial or otherwise), business, assets, liabilities (actual or contingent), properties, operations or results of operations of the Company, taken as a whole or
      (ii) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that changes or effects relating to (a) any adverse change or effect attributable to conditions affecting the industry in which the Company participates, the U.S. economy as a whole or capital markets in general or markets in which the Company operates, which does not materially and disproportionately affect the Company and its employees, taken as a whole; (b) any adverse change or effect attributable to the reaction of employees, customers or suppliers of the Company to the announcement of the transactions contemplated hereby; (c) any adverse change or effect arising from or relating to any changes required by GAAP in accounting requirements or principles, or in applicable laws or the interpretation thereof which does not materially and disproportionately affect the Company; or (d) the failure of the Company to meet any projected financial or other results (provided, however, that if the cause of the Company's failure to meet its projected financial or other results would be in and of itself a Material Adverse Effect as otherwise defined herein, without reference to this subsection
      (d), then such cause shall still be a Material Adverse Effect), in each case, shall not be deemed to constitute a "Material Adverse Effect" and shall not be considered in determining whether a "Material Adverse Effect" has occurred.

            (q) "Net Accounts Receivable" means the accounts receivable of the Business less the Company's allowance for doubtful accounts established in accordance with GAAP;

            (r) "Order" means any judgment, order, writ, injunction, award, decision, stipulation, settlement, process, ruling, subpoena, verdict or decree entered by any Governmental Authority or arbitrator entered prior to the Closing;

            (s) The Company's "ordinary course of business" includes large construction contracts and subcontracts with general contractors and subcontractor/suppliers, which contracts and subcontracts frequently involve projects in excess of $500,000.00 in services, equipment and materials furnished by and to the Company.

            (t) "Ownership Percentage" means the relative ownership by a Seller of shares of stock in the Company, expressed as a percentage of all issued and outstanding shares of stock in the Company.

            (u) "Pending," when used in the context of investigations, reviews, actions, grievances, complaints, violations, proceedings, disputes or like matters, shall refer to only such matters as are within the knowledge of Sellers.

            (v) "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other entity or any government or any agency or political subdivision thereof;

            (w) "Release" shall have the meaning ascribed to it in ss. 101(22) of CERCLA (42 U.S.C. ss. 9601(22));

            (x) "Seller Ancillary Agreements" means each other certificate, instrument and agreement to be executed and delivered by one or more Sellers in connection with this Agreement, including the Pension Plan Joint Account Agreement and the Indemnity Joint Account Agreement;

            (y) "Tax" or "Taxes" means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, escheat, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding, social security, unemployment, workers' compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any such amounts incurred as a consequence of being a transferee or member of a combined, consolidated, affiliated or member group for tax purposes;

            (z) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof; and

            (aa) "To the knowledge of the Sellers" or any similar phrase contained in this Agreement shall mean to the actual knowledge of Sellers after reasonable investigation. "Reasonable investigation" by an individual holding a position as an officer of the Company shall be deemed to be such investigation as an individual holding a similar position in a similar size company could reasonably be expected to undertake.

            (bb) "Pension Plan" means the plan named the North Texas Steel Company, Inc. Pension Plan.

      11.7 Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas. Except as hereinafter provided, this Agreement supersedes all negotiations, agreements, and understandings among the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent; provided, however, the Confidentiality Provisions shall remain in full force and effect. This Agreement and the Confidentiality Provisions, together with the Seller Ancillary Agreements and the Buyer Ancillary Agreements to which the Buyer, on the hand, and one or more Sellers, on the other hand, are parties, constitute the entire agreement among the parties hereto. This Agreement may not be amended, modified, or supplemented except by written agreement of the Buyer and the Sellers. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

      11.8 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

      11.9 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

      11.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than the parties hereto, and their successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

      11.11 Arbitration; Legal Proceedings.

            (a) Any controversy, claim, or question of interpretation in dispute between the Sellers, on one hand, and the Buyer, on the other hand (the Sellers, on one hand, and the Buyer, on the other hand, each being referred to as a "party") arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in Fort Worth, Texas, under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any U.S. federal or state court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the "Claimant") to the other party, which notice shall identify the Claimant's selected arbitrator. The party receiving such notice (the "Respondent") shall identify its arbitrator within ten (10) business days following its receipt of such notice. The arbitrator selected by the Claimant and the arbitrator selected by the Respondent shall, within fifteen (15) business days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Texas could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and specify the factual and legal basis for the award.

            (b) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of ten business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 11.11(b) shall not be a basis for challenging the award.

            (c) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

            (d) Each party hereto hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal or state courts situated in Fort Worth, Tarrant County, Texas, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each such Person irrevocably consents to service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such Person's address for notices under this Agreement.

                        [Signatures follow on next page.]

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

                                         Omaha Holdings Corp.

                                         By: ______________________________
                                         Name: Michael Luther
                                         Title: President


                   [Sellers' Signatures follow on next page.]


_________________________________________          _______________________________________________
Robert P. Judd                                     Lorraine Velte Wilson


_________________________________________          _______________________________________________
Janet Howard Judd, Individually,                   David Alan Wilson
as Successor Trustee of Trust Agreement


_________________________________________          _______________________________________________
Robert P. Judd, Jr.                                Bradley Wilson Tracy


_________________________________________          _______________________________________________
Robert L. Lindsey                                  Jennifer Diann Tracy


_________________________________________          Jerre W. Tracy, Individually and as Trustee
Claude A. Wilson, Individually,                    of the Wilson Family Trust, fbo Jerre W. Tracy
and  as Trustee of the Wilson Family Trust
for the Benefit of Claude A. Wilson                _______________________________________________
                                                   Haley Wilson Gray

The Frost National Bank, Trustee,                  _______________________________________________
North Texas Steel Co., Inc. Pension Plan           Mary R. Janezic

By: _____________________________________          _______________________________________________
    Carol Lampier,                                 Michelle W. Cyrus
    Senior Vice President and Trust Officer
